     As filed with the Securities and Exchange Commission on October 31, 1997

                                                    Registration No. 333-
--------------------------------------------------------------------------------


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933



                      EQUITY RESIDENTIAL PROPERTIES TRUST
            (Exact name of Registrant as specified in its charter)


          Maryland                                     13-3675988

(State or Other Jurisdiction of            (I.R.S. Employer Identification No.)
Incorporation or Organization)

                     Two North Riverside Plaza, Suite 400
                           Chicago, Illinois  60606
                                (312) 474-1300

(Address, including zip code, and telephone number, including area code, of Registrant's Principal Executive Offices)

                              Douglas Crocker II
                     President and Chief Executive Officer
                     Two North Riverside Plaza, Suite 400
                           Chicago, Illinois 60606
                                (312) 474-1300
(Name, address, including zip code, and telephone number, including area code, of Agent For Service).

                                   Copy to:
                           Sheli Z. Rosenberg, Esq.
                              Ruth Pinkham Haring
                         Rosenberg & Liebentritt, P.C.
                     Two North Riverside Plaza, Suite 1600
                           Chicago, Illinois 60606


     Approximate date of commencement of proposed sale to the public: As soon as possible after the effective date of this Registration Statement and from time to time as determined by market conditions.

     If the only securities being registered on this Form are being offered pursuant to distribution or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with distribution or interest reinvestment plans, please check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                                                  CALCULATION OF REGISTRATION FEE
=======================================================================================================================
                                                              Proposed Maximum      Proposed Maximum       Amount of
                                           Amount to be       Aggregate Price          Aggregate          Registration
Title of Securities to be Registered       Registered          Per Share (1)       Offering Price(1)          Fee
-----------------------------------------------------------------------------------------------------------------------
Common Shares of Beneficial Interest,
  $.01 par value........................   7,000,000              $52.125           $364,875,000.00        $110,569.00
=======================================================================================================================

(1) Estimated solely for purposes of calculating the amount of the registration fee based upon the average of the high and low prices reported for such shares on the New York Shares Exchange on October 24, 1997, pursuant to Rule 457(c).

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------

                             SUBJECT TO COMPLETION
           PRELIMINARY PROSPECTUS SUPPLEMENT DATED OCTOBER 31, 1997




                      EQUITY RESIDENTIAL PROPERTIES TRUST
               DISTRIBUTION REINVESTMENT AND SHARE PURCHASE PLAN


     The Distribution Reinvestment and Share Purchase Plan (the "Plan") of Equity Residential Properties Trust (the "Company") provides holders of record and beneficial owners of shares of beneficial interest, $.01 par value per share, of the Company (the "Common Shares"), preferred shares of beneficial interest, $.01 par value per share, and depositary shares representing interests therein (collectively, the "Preferred Shares") and holders of limited partnership interests ("Units") in ERP Operating Limited Partnership (the "Operating Partnership"), with a simple and convenient method of investing cash distributions in additional Common Shares. Common Shares may also be purchased on a monthly basis with optional cash payments made by participants in the Plan and interested new investors, not currently shareholders of the Company, at the market price of the Common Shares less a discount ranging between 0% and 5% (the "Discount") (as determined in accordance with the Plan).

     Brokers and nominees may reinvest distributions and make optional cash payments on behalf of beneficial owners. Those holders of Common Shares who do not participate in the Plan will receive cash distributions, as declared, in the usual manner.

     To enroll in the Plan, simply complete the enclosed Authorization Form and return it in the envelope provided. Enrollment in the Plan is entirely voluntary and participants in the Plan may terminate their participation at any time. A broker, bank or other nominee may reinvest distributions and make optional cash payments on behalf of beneficial owners.

     A participant in the Plan may obtain additional Common Shares by:

          . reinvesting distributions relating to all or part of the Common
            Shares held by the participant; provided, however, that distributions in excess of $25,000 may be reinvested only with the permission of the Company.

          . making optional cash payments of not less than $250 up to $5,000 per month whether or not distributions on Common Shares held by the participant are being reinvested.

          . making optional cash payments in excess of $5,000 per month with the permission of the Company whether or not distributions on Common Shares held by the participant are being reinvested.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.



                The date of this Prospectus is October __, 1997

     Optional cash payments in excess of $5,000 may be made only pursuant to an accepted request for waiver. It is expected that a portion of the Common Shares available for issuance under the Plan will be issued pursuant to such waivers. Each month, at least three business days prior to the record date relating to optional cash payments for such month, the Company will establish the Threshold Price, if any (as defined in Question 17), applicable to optional cash payments that exceed $5,000. The price to be paid for Common Shares purchased under the Plan in excess of $5,000 pursuant to the optional cash payment feature of the Plan will be the applicable Market Price (as defined in Question 12) less the Discount (see Question 12).

     There is no pre-established maximum limit applicable to optional cash payments that may be made pursuant to accepted requests for waiver. Optional cash payments that do not exceed $5,000 and the reinvestment of distributions in additional Common Shares will not be subject to the Threshold Price, if any. Participants in the Plan may request that any or all of their shares held in Plan accounts be sold by the Plan Administrator. See Question 27.

     To the extent that Common Shares issued hereunder are authorized but previously unissued shares rather than shares acquired in the open market, the Plan will raise additional capital for the Company. The Company currently intends to issue such shares and, therefore, the Plan is expected to raise capital for the Company. Each month a portion of the Common Shares available for issuance under the Plan may be purchased by participants (including brokers or dealers) who, in connection with any resales of such Common Shares, may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). These sales will be effected through the Company's ability to waive limits applicable to the amounts which participants may invest pursuant to the Plan's optional cash payment feature.

     From time to time, financial intermediaries, including brokers and dealers, may engage in positioning transactions in order to benefit from the Discount from the Market Price of the Common Shares acquired through the optional cash payment feature of the Plan. Such transactions may cause fluctuations in the price or trading volume of the Common Shares. Financial intermediaries which engage in positioning transactions may be deemed to be underwriters within the meaning of the Securities Act.

     This Prospectus relates to 7,000,000 Shares offered hereby and registered for sale under the Plan. Participants should retain this Prospectus for future reference.

     This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.

                               TABLE OF CONTENTS


SECTION                                                               PAGE
-------                                                               ----
Available Information.............................................       4
Incorporation of Certain Documents by Reference...................       4
The Company.......................................................       6
Description of Common Shares......................................       6
Summary of Plan...................................................       7
The Plan..........................................................       8
Purpose...........................................................       8
Options Available to Participants.................................       9
Advantages and Disadvantages......................................      10
Administration....................................................      11
Participation.....................................................      11
Purchases and Prices of Shares....................................      14
Reports to Participants...........................................      19
Distributions on Fractions........................................      19
Certificates for Common Shares....................................      19
Withdrawals and Termination.......................................      19
Other Information.................................................      20
Distributions.....................................................      23
Use of Proceeds...................................................      23
Plan of Distribution..............................................      23
Risk Factors......................................................      24
Federal Income Tax Considerations.................................      28
Legal Matters.....................................................      32
Experts...........................................................      32
Glossary..........................................................      34
Schedule A........................................................      36

     As used herein, the term "Company" includes Equity Residential Properties Trust and those entities owned or controlled by it (collectively, the "Subsidiaries"), as the survivor of the merger between Wellsford Residential Property Trust ("Wellsford") and Equity Residential Properties Trust ("EQR") and both EQR and Wellsford as predecessors to the Company, unless the context indicates otherwise.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement, the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. In addition, the Common Shares and certain of the Company's Preferred Shares are listed on the New York Stock Exchange ("NYSE") (the Common Shares are listed under the symbol "EQR") and similar information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement"), of which this Prospectus is a part, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance reference is made to the copy of such contract or other documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Common Shares, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

     a. The Company's Annual Report on Form 10-K, as amended by Form 10-K/A (filed on April 3, 1997), for the year ended December 31, 1996.

     b. The Company's Second Amended and Restated Declaration of Trust (the "Declaration of Trust") filed as Exhibit 3.1 to the Company's Current Report on Form 8-K dated May 30, 1997, filed on June 5, 1997.

     c.   The Company's Second Amended and Restated Bylaws, filed as Exhibit
          99.2 to the Company's Registration Statement on Form S-4 (File No. 333-24653).

     d    The Company's Joint Proxy Statement/Prospectus dated April 25, 1997.

     e. The Company's definitive Proxy Statement relating to the Company's Annual Meeting of Shareholders dated June 17, 1997.

     f. The description of the Company's Common Shares contained in the Company's Registration Statement on Form 8-A/A dated August 10, 1993.

     g. The Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1997 and June 30, 1997.

     h. The Company's Current Reports on Form 8-K dated May 23, 1996, November 15, 1996, January 16, 1997, March 12, 1997, March 17, 1997, March 19,
          1997, March 20, 1997, March 24, 1997, May 16, 1997, May 20, 1997, May
          30, 1997(2), June 10, 1997, June 23, 1997, August 15, 1997, August 27,
          1997, September 10, 1997, September 11, 1997, September 17, 1997,
          September 18, 1997 and October 9, 1997 and the Company's Current Reports on Form 8-K/A dated May 23, 1996 and November 15, 1996.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of all Common Shares to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in the Prospectus (in the case of a statement in a previously filed document incorporated or deemed to be incorporated by reference herein), in any applicable Prospectus Supplement relating to a specific offering of Common Shares, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

     Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered upon written or oral request. Requests should be directed to Equity Residential Properties Trust, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attention: Cynthia McHugh (telephone number: (312) 474-1300).

                                  THE COMPANY

General

     Equity Residential Properties Trust, one of the largest publicly traded real estate investment trusts ("REITs") (based on the aggregate market value of its outstanding equity capitalization), is a self-administered and self-managed equity REIT. In May 1997, the Company completed the acquisition of the multifamily property business of Wellsford through the tax free merger of EQR and Wellsford. The Company's senior executives average over 23 years of experience in the multifamily property business.

     The Company is the largest publicly traded REIT owner of multifamily properties (based on the number of apartment units owned and total revenues earned). All of the Company's interests in its multifamily properties (the "Properties") are held directly or indirectly by, and substantially all of its operations relating to the Properties are conducted through, ERP Operating Limited Partnership (the "Operating Partnership"). The Operating Partnership currently has eight classes of limited partnership interests outstanding: (i) partnership interests ("OP Units"), which may be exchanged by the holders thereof for either Common Shares, on a one-for-one basis or, at the Company's option, cash; (ii) 9 3/8% Cumulative Redeemable Preference Units ("9 3/8% Preference Units"); (iii) 9 1/8% Cumulative Redeemable Preference Units ("9 1/8% Series B Preference Units"); (iv) 9 1/8% Series C Cumulative Redeemable Preference Units ("9 1/8% Series C Preference Units"); (v) 8.60% Cumulative Redeemable Preference Units ("8.60% Series D Preference Units"); (vi) Series E Cumulative Convertible Preference Units ("Series E Preference Units"); (vii) 9.65% Series F Cumulative Redeemable Preference Units ("9.65% Series F Preference Units"); and (viii) 7 1/4% Series G Convertible Cumulative Preference Units ("7 1/4% Series G Preference Units"). The 9 3/8% Preference Units, the
9 1/8% Series B Preference Units, the 9 1/8% Series C Preference Units, the 8.60% Series D Preference Units, the Series E Preference Units, the 9.65% Series F Preference Units and the 7 1/4% Series G Preference Units are owned by the Company and mirror the payments of distributions, including accrued and unpaid distributions upon redemption, and of the liquidation preference amount of the Company's 9 3/8% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, $.01 par value per share (the "Series A Preferred Shares"), the Company's 9 1/8% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, $.01 par value per share (the "Series B Preferred Shares"), the Company's 9 1/8% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, $.01 par value per share (the "Series C Preferred Shares"), the Company's 8.60% Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, $0.01 par value per share (the "Series D Preferred Shares"), the Company's Series E Cumulative Convertible Preferred Shares of Beneficial Interest, $0.01 par value per share (the "Series E Preferred Shares"), the Company's 9.65% Series F Preferred Shares of Beneficial Interest, $0.01 par value per share (the "Series F Preferred Shares"), and the Company's 7 1/4% Series G Convertible Cumulative Preferred Shares of Beneficial Interest, $0.01 par value per share (the "Series G Preferred Shares"), respectively. The Company controls the Operating Partnership as the sole general partner and, as of September 30, 1997, owned approximately 91% of all of the Operating Partnership's outstanding partnership interests, excluding the 9 3/8% Preference Units, the 9 1/8% Series B Preference Units, the 9 1/8% Series C Preference Units, the 8.60% Series D Preference Units, the Series E Preference Units, and the 9.65% Series F Preference Units, and the 7 1/4% Series G Preference Units. It is the Company's policy that Equity Residential Properties Trust shall not incur indebtedness other than short-term trade, employee compensation, dividends payable or similar indebtedness that will be paid in the ordinary course of business, and that indebtedness shall instead be incurred by the Operating Partnership to the extent necessary to fund the business activities conducted by the Operating Partnership and its subsidiaries.

     The Company's corporate headquarters and executive offices are located at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, and its telephone number is (312) 474-1300.

                          DESCRIPTION OF COMMON SHARES

     The summary of the terms of the Common Shares set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Second Amended and Restated Declaration of Trust, as amended and/or restated from time to time (the "Declaration of Trust"), and the Second Amended and Restated Bylaws, as amended and/or restated from time to time ("Bylaws"), of the Company, each of which is incorporated herein by reference.

     The Declaration of Trust of the Company provides that the Company may issue up to 300,000,000 shares of beneficial interest, consisting of 200,000,000 Common Shares and 100,000,000 preferred shares of beneficial interest ("Preferred Shares"). As of October 15, 1997, 74,212,865 Common Shares and 15,344,800 Preferred Shares were issued and outstanding. In addition, as of October 15, 1997, 7,417,855 Common Shares were issuable upon exchange of OP Units currently held by certain holders who were issued OP Units in exchange for the contribution of certain of the Properties to the Operating Partnership at and subsequent to the initial public offering of common shares of EQR (the "EQR IPO"). The OP Units are exchangeable on a one-for-one basis for Common Shares or, at the Company's option, cash.

     All Common Shares offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares of beneficial interest and to certain provisions of the Company's Declaration of Trust, holders of Common Shares are entitled to receive distributions if, as and when authorized and declared by the Board of Trustees out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company. The Company currently pays regular quarterly distributions.

     Subject to certain provisions of the Company's Declaration of Trust, each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of Trustees, and, except as otherwise required by law or except as provided with respect to any other class or series of shares of beneficial interest, the holders of such Common Shares will possess the exclusive voting power. There is no cumulative voting in the election of Trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the Trustees then standing for election and the holders of the remaining shares of beneficial interest, if any, will not be able to elect any Trustees.

     Holders of Common Shares have no conversion, sinking fund, redemption or preemptive rights to subscribe for any securities of the Company. Subject to certain provisions of the Company's Declaration of Trust, Common Shares have equal distribution, liquidation and other rights, and have no preference, exchange or, except as expressly required by the Maryland REIT law, appraisal rights.

     Pursuant to the Maryland REIT law, a REIT generally cannot dissolve, amend its declaration of trust or merge, unless approved by the affirmative vote or written consent of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the REIT's declaration of trust. The Company's Declaration of Trust provides that a dissolution or merger, and amendments to the Declaration of Trust in connection with such transactions, may be approved by the affirmative vote of the holders of not less than a majority of the shares then outstanding and entitled to vote thereon. A declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), or the Maryland REIT law without the affirmative vote or written consent of the shareholders. The Company's Declaration of Trust permits such action by the Board of Trustees.

                                SUMMARY OF PLAN

     The Plan provides investors with a convenient and attractive method of investing cash distributions and optional cash payments in additional Common Shares without payment of any brokerage commission or service charge. The price to be paid for Common Shares purchased under the Plan will be a price reflecting 100% of the Market Price (as defined in Question 12) for the reinvestment of cash distributions; and a price reflecting a discount ranging between 0% and 5% (the "Discount") from the Market Price for the investment of optional cash payments to the extent shares are purchased directly from the Company. The Discount is subject to change (but will not vary from the range of between 0% and 5%) from time to time or discontinuance at the Company's discretion after a review of current market conditions, the level of participation in the Plan and the Company's current and projected capital needs.

     Subject to the availability of Common Shares registered for issuance under the Plan, there is no minimum or maximum limitation on the amount of distributions a Participant may reinvest under the Plan; provided that distributions in excess of $25,000 may be reinvested only with the permission of the Company. See Question 2.

     Participants electing to invest optional cash payments in additional Common Shares are subject to a minimum per month purchase limit of $250 and a maximum per month purchase limit of $5,000 (subject to waiver). See Question 17. Optional cash payments in excess of $5,000 may be made only upon acceptance by the Company of a completed Request for Waiver form from a Participant. See Question 17. Each month, at least three business days prior to each record date (as defined in Question 18), the Company will establish the Discount and Threshold Price, if any (each as defined in Question 17), applicable to optional cash payments that exceed $5,000. The Discount, which may vary each month, will be established in the Company's sole discretion after a review of current market conditions, the level of participation in the Plan and the Company's current and projected capital needs. With respect to optional cash payments that exceed $5,000 only, for each Trading Day of the related Pricing Period (each as defined in Question 12) on which the Threshold Price is not satisfied, one-twelfth of a Participant's optional cash payment will be returned without interest. Optional cash payments that do not exceed $5,000 and the reinvestment of distributions in additional Common Shares will not be subject to the Discount or Threshold Price, if any. Optional cash payments of less than $250 and that portion of any optional cash payment which exceeds the maximum monthly purchase limit of $5,000, unless such limit has been waived, are subject to return to the Participant without interest. Participants may request that any or all shares held in the Plan be sold by the Plan Administrator on behalf of such Participants. See Question 27.

     Subject to the availability of Common Shares registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of distributions, provided that distributions in excess of $25,000 may be reinvested only with the permission of the Company, and no pre-established maximum limit applies to optional cash payments that may be made pursuant to Requests for Waiver. As of the date hereof, 7,000,000 Common Shares have been registered and are available for sale under the Plan.

     The Company expects to grant Requests for Waiver to financial intermediaries, including brokers and dealers, and other Participants in the future. Grants of Requests for Waiver will be made in the sole discretion of the Company based on a variety of factors, which may include: the Company's current and projected capital needs, the alternatives available to the Company to meet those needs, prevailing market prices for Common Shares, general economic and market conditions, expected aberrations in the price or trading volume of the Common Shares, the potential disruption of the price of the Common Shares by a financial intermediary, the number of Common Shares held by the Participant submitting the waiver request, the past actions of a Participant under the Plan, the aggregate amount of optional cash payments for which such waivers have been submitted and the administrative constraints associated with granting such waivers. If such Requests for Waiver are granted, a portion of the Common Shares available for issuance under the Plan will be purchased by Participants (including brokers or dealers) who, in connection with any resales of such Common Shares, may be deemed to be underwriters within the meaning of the Securities Act. To the extent that Requests for Waiver are granted, it is expected that a greater number of Common Shares will be issued under the optional cash payment feature of the Plan as opposed to the distribution reinvestment feature of the Plan.

     Financial intermediaries may purchase a significant portion of the Common Shares issued pursuant to the optional cash payment feature of the Plan. The Company does not have any formal or informal understanding with any such organizations and, therefore, the extent of such financial intermediaries' participation under the Plan cannot be estimated at this time. Participants that are financial intermediaries that acquire Common Shares under the Plan with a view to distribution of such Common Shares or that offer or sell Common Shares for the Company in connection with the Plan may be deemed to be underwriters within the meaning of the Securities Act.

     From time to time, financial intermediaries, including brokers and dealers, may engage in positioning transactions in order to benefit from the discount from the Market Price of the shares of Common Shares acquired through the cash payment feature of the Plan. Such transactions may cause fluctuations in the price or trading volume of the Common Shares. Financial intermediaries which engage in positioning transactions may be deemed to be underwriters within the meaning of the Securities Act. The Plan is intended for the benefit of investors in the Company and not for individuals or investors who engage in transactions which may cause aberrations in the price or trading volume of the Common Shares.

                                    THE PLAN

     The Plan was adopted by the Board of Trustees of the Company on May 15, 1997. The following questions and answers explain and constitute the Plan. Shareholders who do not participate in the Plan will receive cash distributions, as declared, and paid in the usual manner.

                                    PURPOSE

1.  What is the purpose of the Plan?

     The primary purpose of the Plan is to provide eligible holders of Common Shares and Preferred Shares of the Company, holders of Units of the Operating Partnership and interested new investors ("Participants") with a convenient and simple method of increasing their investment in the Company by investing cash Distributions in additional Common Shares without payment of any brokerage commission or service charge, to the extent shares are purchased directly from the Company, and by investing optional cash payments in additional Common Shares without payment of any brokerage commission or service charge. See Question 5 for a description of the holders who are eligible to participate in the Plan. The Plan may also be used by the Company to raise additional capital through the sale each month of a portion of the shares available for issuance under the Plan to owners of shares and interested new investors (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. These sales will be effected through the Company's ability to waive limitations applicable to the amounts which Participants (as defined in Question 2) may invest pursuant to the Plan's optional cash payment feature.

     See Question 17 for information concerning limitations applicable to optional cash payments and certain of the factors considered by the Company in granting waivers. To the extent shares are purchased from the Company under the Plan, it will receive additional funds to purchase additional multifamily properties and for working capital purposes. The Plan is intended for the benefit of investors in the Company and not for individuals or investors who engage in transactions which may cause aberrations in the price or trading volume of Common Shares. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the Market Price of the Common Shares acquired through the reinvestment of distributions or optional cash payments under the Plan. Such transactions may cause fluctuations in the price or trading volume of the Common Shares. The Company reserves the right to modify, suspend or terminate participation in the Plan by otherwise eligible holders of Common Shares, Preferred Shares or interested new investors in order to eliminate practices which are, in the sole discretion of the Company, not consistent with the purposes or operation of the Plan or which adversely affect the price of the Common Shares.

                       OPTIONS AVAILABLE TO PARTICIPANTS

2.  What options are available to enrolled Participants?

     Eligible holders of Common Shares, Preferred Shares and Units may elect to have cash distributions paid on all or a portion of their Common Shares, Preferred Shares or Units automatically reinvested in additional Common Shares; provided that distributions in excess of $25,000 may be reinvested only with the permission of the Company. Cash distributions are paid on the Common Shares when and as declared by the Company's Board of Trustees. Subject to the availability of Common Shares registered for issuance under the Plan, there is no minimum limitation on the amount of distributions a Participant may reinvest under the distribution reinvestment feature of the Plan.

     Each month, Participants may also elect to invest optional cash payments in additional Common Shares, subject to a minimum per month purchase limit of $250 and a maximum per month purchase limit of $5,000, subject to waiver. See Question 17 for information concerning limitations applicable to optional cash payments and the availability of waivers with respect to such limitations. Participants may make optional cash payments each month even if distributions on their Common Shares are not being reinvested and whether or not a distribution has been declared.

                          ADVANTAGES AND DISADVANTAGES

3.   What are the advantages and disadvantages of the Plan?

     Advantages:

     (a) The Plan provides Participants with the opportunity to reinvest cash distributions paid on all or a portion of their Common Shares in additional Common Shares without payment of any brokerage commission or service charge to the extent shares are purchased directly from the Company.

     (b) The Plan provides Participants with the opportunity to make monthly investments of optional cash payments, subject to minimum and maximum amounts, for the purchase of additional Common Shares without payment of any brokerage commission or service charge if such Common Shares are purchased directly from the Company, which purchases may be made at a Discount to the Market Price at the discretion of the Company.

     (c) Subject to the availability of Common Shares registered for issuance under the Plan and to permission from the Company for distributions in excess of $25,000, all cash distributions paid on Participants' shares can be fully invested in additional Common Shares because the Plan permits fractional shares to be credited to Plan accounts. Distributions on such fractional shares, as well as on whole shares, will also be reinvested in additional shares which will be credited to Plan accounts.

     (d) The Plan Administrator, at no charge to Participants, provides for the safekeeping of certificates for Common Shares credited to each Plan account.

     (e) Periodic statements reflecting all current activity, including share purchases and latest Plan account balance, simplify Participants' record keeping. See Question 22 for information concerning reports to Participants.

     Disadvantages:

     (a) No interest will be paid by the Company or the Plan Administrator on distributions or optional cash payments held pending reinvestment or investment. See Question 11. In addition, optional cash payments in excess of $5,000 may be subject to return to the Participant without interest in the event that the Threshold Price, if any, is not met for any Trading Day during the related Pricing Period. See Question 17.

     (b) With respect to optional cash payments, the actual number of shares to be issued to a Participant's Plan account will not be determined until after the end of the relevant Pricing Period. Therefore, during the Pricing Period Participants will not know the actual number of shares they have purchased.

     (c) With respect to optional cash payments, the Market Price may exceed the price at which Common Shares are trading on the Investment Date when the shares are issued or thereafter.

     (d) Because optional cash payments must be received by the Plan Administrator prior to the related Pricing Period, such payments may be exposed to changes in market conditions for a longer period of time than in the case of typical secondary market transactions. In addition, optional cash payments once received by the Plan Administrator will not be returned to Participants unless a written request is directed to the Plan Administrator at least five business days prior to the record date for the Investment Date with respect to which optional cash payments have been delivered by such Participant. See Questions 18 and 20.

     (e) Resales of Common Shares credited to a Participant's account under the Plan will involve a nominal fee per transaction paid to the Plan Administrator (if such resale is made by the Plan Administrator at the request of a Participant), a brokerage commission and any applicable share transfer taxes on the resales. See Questions 21 and 27.

     (f) Prospective investors in Common Shares should carefully consider the matters described below in "Risk Factors" prior to making an investment in the Common Shares.

                                 ADMINISTRATION

4.  Who administers the Plan?

     The Company has retained BankBoston, N.A. as plan administrator (the "Plan Administrator"), to administer the Plan, keep records, send statements of account activity to each Participant and perform other duties relating to the Plan. See Question 22 for information concerning reports to Participants. Shares purchased under the Plan and held by the Plan Administrator will be registered in the Plan Administrator's name or the name of its nominee for the benefit of the Participants. In the event that the Plan Administrator resigns or otherwise ceases to act as plan administrator, the Company will appoint a new plan administrator to administer the Plan.

     The Plan Administrator also acts as distribution disbursing agent, transfer agent and registrar for the Company's Common Shares.

                                 PARTICIPATION

     For purposes of this section, responses will generally be based upon the method by which the holder holds his or her Common Shares, Preferred Shares or Units. Generally, shareholders are either Record Owners or Beneficial Owners. A Record Owner is a holder who owns Common Shares, Preferred Shares or Units in his or her own name. A Beneficial Owner is a holder who beneficially owns Common Shares, Preferred Shares or Units that are registered in a name other than his or her own name (for example, the shares are held in the name of a broker, bank or other nominee). A Record Owner may participate directly in the Plan, whereas a Beneficial Owner will have to either become a Record Owner by having one or more shares transferred into his or her own name or coordinate his or her participation in the Plan through the broker, bank or other nominee in whose name the Beneficial Owner's shares are held. If a Beneficial Owner who desires to become a Participant encounters any difficulties in coordinating his or her participation in the Plan with his or her broker, bank or other nominee, he or she should call the Company's Investor Relations department at (312) 474-1300.

5.  Who is eligible to participate?

     All Record Owners or Beneficial Owners of at least one Common Share, Preferred Share or Unit are eligible to participate in the Plan. A Record Owner may participate directly in the Plan. A Beneficial Owner must either become a Record Owner by having one or more shares transferred into his or her own name or arrange with the broker, bank or other nominee who is the record holder to participate on his or her behalf. In addition, interested new investors may participate in the optional cash payment feature of the Plan. See Question 6. To facilitate participation by Beneficial Owners, the Company has made arrangements with the Plan Administrator to reinvest distributions, on a per distribution basis, and accept optional cash payments under the Plan by record holders such as brokers, banks and other nominees, on behalf of beneficial owners. See Question 6.

     The Company may terminate, by written notice, at any time any Participant's individual participation in the Plan if such participation would be in violation of the restrictions contained in the Declaration of Trust or Bylaws, each as amended and/or restated from time to time, of the Company. Such restrictions prohibit any person or group of persons from acquiring or holding, directly or indirectly, ownership of a number of shares of beneficial interest of any class or series of shares of beneficial interest of the Company in excess of 5.0% of the number or value of the outstanding shares of such class or series. The meanings ascribed to the terms "group" and "ownership" may cause a person who individually owns less than 5.0% of the shares outstanding to be deemed to be holding shares in excess of the foregoing limitation. The Declaration of Trust provides that in the event a person acquires shares of beneficial interest in excess of the foregoing limitation, the excess shares shall be transferred to a trustee for the benefit of a charitable beneficiary designated by the Company pursuant to the Declaration of Trust. Under the Declaration of Trust, certain transfers or attempted transfers that would jeopardize the qualification of the Company as a real estate investment trust for tax purposes may be void to the fullest extent permitted by law.

6.  How does an eligible shareholder or interested new investor participate?

     Record Owners and interested new investors may join the Plan by completing and signing the Authorization Form included with the Plan and returning it to the Plan Administrator. A postage-paid envelope is provided for this purpose. Authorization Forms may be obtained at any time by written request to Boston EquiServe L.P., Mail
Stop: 45-01-20, 150 Royall Street, Canton, MA 02021 or by telephoning the Plan Administrator at (800) 733-5001.

     Beneficial Owners who wish to join the Plan must instruct their broker, bank or other nominee to complete and sign the Authorization Form. The broker, bank or other nominee will forward the completed Authorization Form to its securities depository and the securities depository will provide the Plan Administrator with the information necessary to allow the Beneficial Owner to participate in the Plan. See Question 8 for a discussion of the Broker and Nominee form (the "B&N Form"), which is required to be used for optional cash payments of a Beneficial Owner whose broker, bank or other nominee holds the Beneficial Owner's shares in the name of a major securities depository. See also Question 16.

     If a Record Owner or the broker, bank or other nominee on behalf of a Beneficial Owner submits a properly executed Authorization Form without electing an investment option, such Authorization Form will be deemed to indicate the intention of such Record Owner or Beneficial Owner, as the case may be, to apply all cash distributions and optional cash payments, if applicable, toward the purchase of additional Common Shares. See Question 7 for investment options.

7.  What does the Authorization Form provide?

     The Authorization Form appoints the Plan Administrator as agent for the Participant and directs the Company to pay to the Plan Administrator each Participant's cash distributions on all or a specified number of Common Shares, Preferred Shares or Units owned by the Participant on the applicable record date ("Participating Shares"), as well as on all whole and fractional Common Shares credited to a Participant's Plan account ("Plan Shares"). The Authorization Form directs the Plan Administrator to purchase on the Investment Date (as defined in Question 11) additional Common Shares with such distributions and optional cash payments, if any, made by the Participant. See Question 8 for a discussion of the B&N Form which is required to be used for optional cash payments of a Beneficial Owner whose broker, bank or other nominee holds the Beneficial Owner's shares in the name of a major securities depository. The Authorization Form also directs the Plan Administrator to reinvest automatically all subsequent distributions with respect to Plan Shares. Distributions will continue to be reinvested on the number of Participating Shares and on all Plan Shares until the Participant specifies otherwise by contacting the Plan Administrator, withdraws from the Plan (see Questions 26 and 27), or the Plan is terminated. See Question 6 for additional information about the Authorization Form.

     Subject to permission from the Company for the reinvestment of distributions in excess of $25,000, the Authorization Form provides for the purchase of additional Common Shares through the following investment options:

     (1) If "Full Distribution Reinvestment" is elected, the Plan Administrator will apply all cash distributions on all Common Shares, Preferred Shares or Units then or subsequently registered in the Participant's name, and all cash distributions on all Plan Shares, together with any optional cash payments, toward the purchase of additional Common Shares.

     (2) If "Partial Distribution Reinvestment" is elected, the Plan Administrator will apply all cash distributions on only the number of Participating Shares registered in the Participant's name and specified on the Authorization Form and all cash distributions on all Plan Shares, together with any optional cash payments, toward the purchase of additional Common Shares.

     (3) If "Optional Cash Payments Only" is elected, the Participant will continue to receive cash distributions on Common Shares, Preferred Shares or Units registered in that Participant's name, if any, in the usual manner. However, the Plan Administrator will apply all cash distributions on all Plan Shares, together with any optional cash payments received from the Participant, toward the purchase of additional Common Shares. See Question 8 for a discussion of the B&N Form which is required to be used for optional cash payments of a Beneficial Owner whose broker, bank or other nominee holds the Beneficial Owner's shares in the name of a major securities depository.

     Each Participant may select any one of these three options. In each case, distributions will be reinvested on all Participating Shares and on all Plan Shares held in the Plan account, including distributions on Common Shares purchased with any optional cash payments, until a Participant specifies otherwise by contacting the Plan Administrator, or withdraws from the Plan altogether (see Questions 26 and 27), or until the Plan is terminated. If a Participant would prefer to receive cash payments of distributions paid on Plan Shares rather than reinvest such distributions, those shares must be withdrawn from the Plan by written notification to the Plan Administrator. See Questions 26 and 27 regarding withdrawal of Plan Shares.

     Participants may change their investment options at any time by requesting a new Authorization Form and returning it to the Plan Administrator at the address set forth in Question 37. See Question 11 for the effective date for any change in investment options.

8.  What does the B&N Form provide?

     The B&N Form provides the only means by which a broker, bank or other nominee holding shares of a Beneficial Owner in the name of a major securities depository may invest optional cash payments on behalf of such Beneficial Owner. A B&N Form must be delivered to the Plan Administrator each time such broker, bank or other nominee transmits optional cash payments on behalf of a Beneficial Owner. B&N Forms will be furnished at any time upon request to the Plan Administrator at the address or telephone number specified in Question 37.

     Prior to submitting the B&N Form, the broker, bank or other nominee for a Beneficial Owner must submit a completed Authorization Form on behalf of the Beneficial Owner. See Questions 6 and 7.

     THE B&N FORM AND APPROPRIATE INSTRUCTIONS MUST BE RECEIVED BY THE PLAN ADMINISTRATOR NOT LATER THAN THE APPLICABLE RECORD DATE OR THE OPTIONAL CASH PAYMENT WILL NOT BE INVESTED UNTIL THE FOLLOWING INVESTMENT DATE.

9.  Is partial participation possible under the Plan?

     Yes. Record Owners or the broker, bank or other nominee for Beneficial Owners may designate on the Authorization Form a number of shares for which distributions are to be reinvested, subject to permission from the Company for reinvestment of distributions in excess of $25,000. Distributions will thereafter be reinvested only on the number of shares specified, and the Record Owner or Beneficial Owner, as the case may be, will continue to receive cash distributions on the remainder of the shares.

10.  When may an eligible shareholder or interested new investor join the Plan?

     A Record Owner, Beneficial Owner or interested new investor may join the Plan at any time. Once in the Plan, a Participant remains in the Plan until he or she withdraws from the Plan, the Company terminates his or her participation in the Plan or the Company terminates the Plan. See Question 27 regarding withdrawal from the Plan.

11. When will distributions be reinvested and/or optional cash payments be invested?

     When shares are purchased from the Company, such purchases will be made on the "Investment Date" in each month. The Investment Date with respect to Common Shares acquired directly from the Company and relating to a distribution reinvestment will be either the distribution payment date relating to the Common Shares or Units, or, if a distribution payment date relating to any series of Preferred Shares is later in the month than such Common Share distribution payment date, such later distribution payment date relating to such Preferred Shares, each as declared by the Board of Trustees, as the case may be (unless such date is not a business day in which case it is the first business day immediately thereafter) or, in the case of open market purchases, no later than ten business days following the distribution payment date. The Investment Date with respect to Common Shares acquired directly from the Company and relating to optional cash payments of $5,000 or less shall the last day (or Pricing Period conclusion date) of a Pricing Period (as defined below). The Investment Date with respect to common shares acquired directly from the Company and relating to an optional cash payment of greater than $5,000 made pursuant to a Request for Waiver will be on each day on which the NUSE is open for business in a Pricing Period, on which date 1/12 of a Participant's optional cash payment in each month will be invested, or, in the case of open market purchases, no later than 30 days from the corresponding Record Date. With respect to all optional cash payments, regardless of the amount being invested, the period encompassing the twelve consecutive Investment Dates in each month constitutes the relevant "Pricing Period." See Schedule A attached hereto for a list of the expected Pricing Period commencement dates and conclusion dates (with the Pricing Period conclusion date being the Investment Date for optional cash payments of $5,000 or less).

     When open market purchases are made by the Plan Administrator, such purchases may be made on any securities exchange where the shares are traded, in the over-the-counter market or by negotiated transactions, and may be subject to such terms with respect to price, delivery and other matters as agreed to by the Plan Administrator. Neither the Company nor any Participant shall have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the Plan Administrator. However, when open market purchases are made by the Plan Administrator, the Plan Administrator shall use its reasonable best efforts to purchase the shares at the lowest possible price.

     If the Authorization Form is received prior to the record date for a distribution payment, the election to reinvest distributions will begin with that distribution payment. If the Authorization Form is received on or after any such record date, reinvestment of distributions will begin on the distribution payment date following the next record date if the Participant is still a Shareholder of record. Record dates for payment of distributions normally precede payment dates by approximately two weeks.

     See Question 17 for information concerning limitations on the minimum and maximum amounts of optional cash payments that may be made each month and Question 18 for information as to when optional cash payments must be received to be invested on each Investment Date.

     Shares will be allocated and credited to Participants' accounts as follows:
(1) shares purchased from the Company will be allocated and credited as of the appropriate Investment Date; and (2) shares purchased in market transactions will be allocated and credited as of the date on which the Plan Administrator completes the purchases of the aggregate number of shares to be purchased on behalf of all Participants with distributions to be reinvested or optional cash payments, as the case may be, during the month.

     NO INTEREST WILL BE PAID ON CASH DISTRIBUTIONS OR OPTIONAL CASH PAYMENTS PENDING INVESTMENT OR REINVESTMENT UNDER THE TERMS OF THE PLAN. SINCE NO INTEREST IS PAID ON CASH HELD BY THE PLAN ADMINISTRATOR, IT NORMALLY WILL BE IN THE BEST INTEREST OF A PARTICIPANT TO DEFER OPTIONAL CASH PAYMENTS UNTIL SHORTLY BEFORE COMMENCEMENT OF THE PRICING PERIOD.

                         PURCHASES AND PRICES OF SHARES

12.  What will be the price to Participants of shares purchased under the Plan?

     With respect to reinvested distributions, the price per Common Share acquired directly from the Company will be 100% (subject to change) of the average of the high and low sales prices, computed to four decimal places, of the Common Shares on the NYSE on the Investment Date (as defined in Question
11), or if no trading occurs in the Common Shares on the Investment Date, the average of the high and low sales prices for the first trading day immediately preceding the Investment Date for which trades are reported.

     The price per Common Share acquired through open market purchases with reinvested distributions will be the weighted average of the actual prices paid, computed to four decimal places, for all of the Common Shares purchased by the Plan Administrator with all Participants' reinvested distributions for the related quarter. Additionally, each Participant will be charged a pro rata portion of any brokerage commissions or other fees or charges paid by the Plan Administrator in connection with such open market purchases. (If a Participant desires to opt out of the distribution reinvestment feature of the Plan when the Common Shares relating to distribution reinvestments will be purchased in the open market, a Participant must notify the Plan Administrator no later than the record date for the related distribution payment date. For information as to the source of the Common Shares to be purchased under the Plan see Question 15.)

     With respect to optional cash payments, the price per share of the Common Shares acquired directly from the Company will be 100% of the average of the daily high and low sale prices, computed to four decimal places, of the Common Shares as reported on the NYSE for the Trading Day relating to each Investment Date (as defined in Question 11 above) or, if no trading occurs in the Common Shares on such Trading Day, for the Trading Day immediately preceding such Investment Date for which trades are reported, less the applicable Discount, if any. A "Trading Day" means a day on which trades in the Common Shares are reported on the NYSE.

     Each month, at least three business days prior to the applicable Record Date (as defined in Question 18), the Company may establish the Discount from the Market Price applicable to optional cash payments and will notify the Plan Administrator of the same. Such Discount may be between 0% and 5% of the Market Price and may vary each month, but once established will apply uniformly to all optional cash payments made during that month. The Discount will be established in the Company's sole discretion after a review of current market conditions, the level of participation in the Plan, and the Company's current and projected capital needs. The Discount applies only to optional cash payments. Neither the Company nor the Plan Administrator shall be required to provide any written notice to Participants as to the Discount, but current information regarding the Discount applicable to the next Pricing Period may be obtained by contacting the Company at (312) 466-3939. Setting a Discount for an Investment Date shall not affect the setting of a Discount for any subsequent Investment Date. The Discount feature discussed above applies only to the issuance of Common Shares by the Company pursuant to optional cash payments and does not apply to open market purchases made with optional cash payments or the reinvestment of distributions.

     The price per Common Share acquired through open market purchases with optional cash payments will be 100% (subject to change) of the weighted average of the actual prices paid, computed to four decimal places, for all of the Common Shares purchased by the Plan Administrator with all Participants' optional cash payments for the related month.

     Neither the Company nor any Participant shall have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the Plan Administrator. However, when open market purchases are made by the Plan Administrator, the Plan Administrator shall use its best efforts to purchase the shares at the lowest possible price.

     All references in the Plan to the "Market Price" when it relates to distribution reinvestments which will be reinvested in Common Shares acquired directly from the Company shall mean the average of the high and low sales prices, computed to four decimal places, of the Common Shares on the NYSE on the Investment Date, or if no trading occurs in the Common Shares on the Investment Date, the average of the high and low sales prices for the first Trading Day immediately preceding the Investment Date for which trades are reported. With respect to distribution reinvestments which will be reinvested in Common Shares purchased in the open market, "Market Price" shall mean the weighted average of the actual prices paid, net of commissions, computed to four decimal places, for all of the Common Shares purchased by the Plan Administrator with all Participants' reinvested distributions for the related quarter. All references in the Plan to the "Market Price" for optional cash payments which will be invested in Common Shares acquired directly from the Company shall mean the average of the daily high and low sales prices of the Common Shares as reported on the NYSE on the Trading Day relating to each Investment Date or, if no trading occurs in the Common Shares on such Investment Date, for the first Trading Day immediately preceding such Investment Date for which trades are reported. With respect to optional cash payments which will be reinvested in Common Shares purchased in the open market, "Market Price" shall mean the weighted average of the actual prices paid, computed to four decimal places, for all of the Common Shares purchased by the Plan Administrator with all Participants' optional cash payments for the related month.

13. What are the Record Dates and Investment Dates for distribution reinvestment?

     For the reinvestment of distributions, the "Record Date" is the record date declared by the Board of Trustees for such distribution. Likewise, the distribution payment date declared by the Board of Trustees constitutes the Investment Date applicable to the reinvestment of such distribution with respect to Common Shares acquired directly from the Company, except that if any such date is not a business day, the first business day immediately following such date shall be the Investment Date. The Investment Date with respect to Common Shares purchased in open market transactions will be no later than ten business days following the distribution payment date. Distributions will be reinvested on the Investment Date using the applicable Market Price (as defined in Question
12), subject to permission from the Company for reinvestment of distributions in excess of $25,000. Distributions in excess of $25,000 not approved for reinvestment by the Company will be paid in cash. Generally, record dates for quarterly distributions on the Common Shares will precede the distribution payment dates by approximately two weeks. See Schedule A for a list of the future distribution record dates and payment dates. Please refer to Question 18 for a discussion of the Record Dates and Investment Dates applicable to optional cash payments.

14.  How will the number of shares purchased for a Participant be determined?

     A Participant's account in the Plan will be credited with the number of shares, including fractions computed to four decimal places, equal to the total amount to be invested on behalf of such Participant divided by the purchase price per share as calculated pursuant to the methods described in Question 12, as applicable. The total amount to be invested will depend on the amount of any distributions paid on the number of Participating Shares and Plan Shares in such Participant's Plan account and available for investment on the related Investment Date, or the amount of any optional cash payments made by such Participant and available for investment on the related Investment Date.
Subject to the availability of Common Shares registered for issuance under the Plan and permission from the Company for reinvestment of distributions in excess of $25,000, there is no total maximum number of shares available for issuance pursuant to the reinvestment of distributions.

15.  What is the source of Common Shares purchased under the Plan?

     Plan Shares will be purchased either directly from the Company, in which event such shares will be authorized but unissued shares, or on the open market, or by a combination of the foregoing, at the option of the Company, after a review of current market conditions and the Company's current and projected capital needs. The Company will determine the source of the Common Shares to be purchased under the Plan at least three business days prior to the relevant Record Date, and will notify the Plan Administrator of the same. Neither the Company nor the Plan Administrator shall be required to provide any written notice to Participants as to the source of the Common Shares to be purchased under the Plan, but current information regarding the source of the Common Shares may be obtained by contacting the Company's Investors Relations Department at (312) 474-1300.

16.  How does the optional cash payment feature of the Plan work?

     All Record Holders and interested new investors who have timely submitted signed Authorization Forms indicating their intention to participate in this feature of the Plan, and all Beneficial Owners whose brokers, banks or other nominees have timely submitted signed Authorization Forms indicating their intention to participate in this feature of the Plan (except for Beneficial Owners whose brokers, banks or other nominees hold the shares of the Beneficial Owners in the name of a major securities depository), are eligible to make optional cash payments during any month, whether or not a distribution is declared. If a broker, bank or other nominee holds shares of a Beneficial Owner in the name of a major securities depository, optional cash payments must be made through the use of the B&N Form. See Question 8. Optional cash payments must be accompanied by an Authorization Form or a B&N Form, as applicable. Each month the Plan Administrator will apply any optional cash payment received from a Participant no later than one business day prior to the commencement of that month's Pricing Period (as defined in Question 12) to the purchase of additional Common Shares for the account of the Participant on the following Investment Date (as defined in Question 11).

17.  What limitations apply to optional cash payments?

     Each optional cash payment is subject to a minimum per month purchase limit of $250 and a maximum per month purchase limit of $5,000. For purposes of these limitations, all Plan accounts under the common control or management of a Participant (which shall be determined at the sole discretion of the Company) will be aggregated. Generally, optional cash payments of less than $250 and that portion of any optional cash payment which exceeds the maximum monthly purchase limit of $5,000, unless such limit has been waived by the Company, will be returned to Participants without interest at the end of the relevant Pricing Period.

     Participants may make optional cash payments of up to $5,000 each month without the prior approval of the Company, subject to the Company's right to modify, suspend or terminate participation in the Plan by otherwise eligible holders of Common Shares, Preferred Shares or interested new investors in order to eliminate practices which are, in the sole discretion of the Company, not consistent with the purposes or operation of the Plan or which adversely affect the price of the Common Shares. Optional cash payments in excess of $5,000 may be made by a Participant only upon acceptance by the Company of a completed Request for Waiver form from such Participant and receipt of such form by the Plan Administrator. There is no pre-established maximum limit applicable to optional cash payments that may be made pursuant to accepted Requests for Waiver. A Request for Waiver form must be received by the Company and the Plan Administrator and accepted by the Company each month no later than the Record Date (as defined in Question 18) for the applicable Investment Date. Request for Waiver forms will be furnished at any time upon request to the Plan Administrator at the address or telephone number specified in Question 37. Waivers will be accepted only with respect to actual record Participants and not for the benefit of Beneficial Owners or multiple Participants. Participants interested in obtaining further information about a Request for Waiver should contact the Company at (312) 466-3939.

     Waivers will be considered on the basis of a variety of factors, which may include the Company's current and projected capital needs, the alternatives available to the Company to meet those needs, prevailing market prices for Common Shares and other Company securities, general economic and market conditions, expected aberrations in the price or trading volume of the Common Shares, the potential disruption of the price of the Common Shares by a financial intermediary, the number of Common Shares held by the Participant submitting the waiver request, the past actions of a Participant under the Plan, the aggregate amount of optional cash payments for which such waivers have been submitted and the administrative constraints associated with granting such waivers. Grants of waivers will be made in the absolute discretion of the Company.

     PARTICIPANTS IN THE PLAN ARE NOT OBLIGATED TO PARTICIPATE IN THE OPTIONAL CASH PAYMENT FEATURE OF THE PLAN AT ANY TIME. OPTIONAL CASH PAYMENTS NEED NOT BE IN THE SAME AMOUNT EACH MONTH.

     Unless it waives its right to do so, the Company may establish for any Pricing Period a minimum price (the "Threshold Price") applicable only to the investment of optional cash payments that exceed $5,000 and that are made pursuant to Requests for Waiver, in order to provide the Company with the ability to set a minimum price at which Common Shares will be sold under the Plan each month pursuant to such requests. A Threshold Price will only be established when Common Shares will be purchased directly from the Company on the applicable Investment Date. The Company will, at least three business days prior to each Record Date (as defined in Question 18), determine whether to establish a Threshold Price and, if a Threshold Price is established, its amount and so notify the Plan Administrator. The determination whether to establish a Threshold Price and, if a Threshold Price is established, its amount will be made by the Company at its discretion after a review of current market conditions, the level of participation in the Plan and the Company's current and projected capital needs. Neither the Company nor the Plan Administrator shall be required to provide any written notice to Participants as to whether a Threshold Price has been established for any Pricing Period, but current information regarding the Threshold Price may be obtained by contacting the Company at (312) 466-3939.

     The Threshold Price for optional cash payments made pursuant to Requests for Waiver, if established for any Pricing Period, will be a stated dollar amount that the average of the high and low sale prices of the Common Shares on the NYSE for each Trading Day of the relevant Pricing Period must equal or exceed. In the event that the Threshold Price is not satisfied for a Trading Day in the Pricing Period, then that Trading Day will be excluded from that Pricing Period and no investment will occur on the corresponding Investment Date. For each Trading Day on which the Threshold Price is not satisfied, 1/12 of each optional cash payment made by a Participant pursuant to a Request for Waiver will be returned to such Participant, without interest, as soon as practicable after the end of the applicable Pricing Period. Thus, for example, if the Threshold Price is not satisfied for three of the twelve Trading Days in a Pricing Period. 3/12 of each Participant's optional cash payment made pursuant to a Request for Waiver will be returned to such Participant by check, without interest, as soon as practicable after the end of the applicable Pricing Period. The Plan Administrator expects to mail such checks within five to ten business days from the end of the applicable Pricing Period. This return procedure will only apply when shares are purchased directly from the Company for optional cash payments made pursuant to Requests for Waiver and the Company has set a Threshold Price with respect to the relevant Pricing Period. See Question 15.

     Setting a Threshold Price for a Pricing Period shall not affect the setting of a Threshold Price for any subsequent Pricing Period. The Threshold Price concept and return procedure discussed above apply only to optional cash payments made pursuant to Requests for Waiver.

     For any Pricing Period, the Company may waive its right to set a Threshold Price for optional cash payments made pursuant to Requests for Waiver. Participants may ascertain whether the Threshold Price applicable to a given Pricing Period has been set or waived, as applicable, by contacting the Company at (312) 466-3939.

     For a list of expected dates by which the Threshold Price will be set in 1997, 1998 and the first half of 1999, see Schedule A.

     Each month, at least three business days prior to the applicable Record Date (as defined in Question 18), the Company may establish the Discount from the Market Price applicable to optional cash payments during the corresponding Pricing Period and will notify the Plan Administrator of the same. Such Discount may be between 0% and 5% of the Market Price and may vary each month, but once established will apply uniformly to all optional cash payments made during that month. The Discount will be established in the Company's sole discretion after a review of current market conditions, the level of participation in the Plan, and the Company's current and projected capital needs. The Discount applies only to optional cash payments. Neither the Company nor the Plan Administrator shall be required to provide any written notice to Participants as to the Discount, but current information regarding the Discount applicable to the next Pricing Period may be obtained by contacting the Company at (312) 466-3939. Setting a Discount for a Pricing Period shall not affect the setting of a Discount for any subsequent Pricing Period. The Discount feature discussed above applies only to optional cash payments and does not apply to the reinvestment of distributions.

     THE THRESHOLD PRICE CONCEPT AND RETURN PROCEDURE DISCUSSED ABOVE APPLY ONLY TO OPTIONAL CASH PAYMENTS MADE PURSUANT TO REQUESTS FOR WAIVER WHEN COMMON SHARES ARE TO BE PURCHASED FROM THE COMPANY ON THE APPLICABLE INVESTMENT DATE. ALL OTHER OPTIONAL CASH PAYMENTS WILL BE MADE AT THE MARKET PRICE (SUBJECT TO CHANGE) LESS THE DISCOUNT, IF ANY, WITHOUT REGARD TO ANY THRESHOLD PRICE.

18.  What are the Record Dates and Investment Dates for optional cash payments?

     Optional cash payments will be invested every month as of the related Investment Date. The "Record Date" for optional cash payments is one business day prior to the commencement of the related Pricing Period and the "Investment Date" for optional cash payments of $5,000 or less is the last day of the Pricing Period (or Pricing Period conclusion date), and for optional cash payments of greater than $5,000 made pursuant to Requests for Waivers, the "Investment Date" is each day on which the NYSE is open for business in a Pricing Period.

     Optional cash payments received by the Plan Administrator by the Record Date will be applied to the purchase of Common Shares on the Investment Dates which relate to that Pricing Period. No interest will be paid by the Company or the Plan Administrator on optional cash payments held pending investment. Generally, optional cash payments received after the Record Date will be returned to Participants without interest at the end of the Pricing Period; such optional cash payments may be resubmitted by a Participant prior to the commencement of the next or a later Pricing Period.

     For a schedule of expected Record Dates and Pricing Period commencement dates and conclusion dates in 1997, 1998 and the first half of 1999, see Schedule A.

19.  When must optional cash payments be received by the Plan Administrator?

     Each month the Plan Administrator will apply any optional cash payment for which good funds are timely received to the purchase of Common Shares for the account of the Participant during the next Pricing Period. See Question 18. In order for funds to be invested during the next Pricing Period, the Plan Administrator must have received a check, money order or wire transfer by the end of the business day immediately preceding the first Trading Day of the ensuing Pricing Period and such check, money order or wire transfer must have cleared on or before the first Investment Date in such Pricing Period. Wire transfers may be used only if approved verbally in advance by the Plan Administrator. Checks and money orders are accepted subject to timely collection as good funds and verification of compliance with the terms of the Plan. Checks or money orders should be made payable to BankBoston, N.A. and submitted together with, initially, the Authorization Form or, subsequently, the form for additional investments attached to Participant's statements. Checks returned for any reason will not be resubmitted for collection.

     NO INTEREST WILL BE PAID BY THE COMPANY OR THE PLAN ADMINISTRATOR ON OPTIONAL CASH PAYMENTS HELD PENDING INVESTMENT. SINCE NO INTEREST IS PAID ON CASH HELD BY THE PLAN ADMINISTRATOR, IT NORMALLY WILL BE IN THE BEST INTEREST OF A PARTICIPANT TO DEFER OPTIONAL CASH PAYMENTS UNTIL SHORTLY BEFORE COMMENCEMENT OF THE PRICING PERIOD.

     In order for payments to be invested on the first Investment Date in a Pricing Period, in addition to the receipt of good funds by the first Investment Date in a Pricing Period, the Plan Administrator must be in receipt of an Authorization Form or a B&N Form, as appropriate, as of the same date. See Questions 6 and 8.

20.  May optional cash payments be returned?

     Upon telephone or written request to the Plan Administrator received at least five business days prior to the Record Date for the Investment Date with respect to which optional cash payments have been delivered to the Plan Administrator, such optional cash payments will be returned to the Participant as soon as practicable. Requests received less than five business days prior to such date will not be returned but instead will be invested on the next related Investment Date. Additionally, a portion of each optional cash payment will be returned by check, without interest, as soon as practicable after the end of the Pricing Period for each Trading Day that does not meet the Threshold Price, if any, applicable to optional cash payments made pursuant to Requests for Waiver. See Question 17. Also, each optional cash payment, to the extent that it does not either conform to the limitations described in Question 18 or clear within the time limit described in Question 19, will be subject to return to the Participant as soon as practicable.

21. Are there any expenses to Participants in connection with their participation under the Plan?

     Participants will have to pay brokerage fees or commissions on Common Shares purchased with reinvested distributions or optional cash payments on the open market, which sums are not expected to exceed $.15 per share (subject to change) and which will be first deducted before determining the number of shares to be purchased. Participants will incur no brokerage commissions or service charges in connection with the reinvestment of distributions or optional cash payments when Common Shares are acquired directly from the Company. The Company will pay all other costs of administration of the

Plan. However, Participants that request that the Plan Administrator sell all or any portion of their shares (see Question 27) must pay a nominal fee per transaction to the Plan Administrator, any related brokerage commissions and applicable share transfer taxes.

                            REPORTS TO PARTICIPANTS

22.  What kind of reports will be sent to Participants in the Plan?

     Each Participant in the Plan will receive a statement of his or her account following each purchase of additional shares. These statements are Participants' continuing record of the cost of their purchases and should be retained for income tax purposes. In addition, Participants will receive copies of other communications sent to holders of the Common Shares, including the Company's annual report to its shareholders, the notice of annual meeting and proxy statement in connection with its annual meeting of shareholders and Internal Revenue Service information for reporting distributions paid.


                           DISTRIBUTIONS ON FRACTIONS

23.  Will Participants be credited with distributions on fractions of shares?

     Yes.

                         CERTIFICATES FOR COMMON SHARES

24.  Will certificates be issued for shares purchased?

     No. Common Shares purchased for Participants will be held in the name of the Plan Administrator or its nominee. No certificates will be issued to Participants for shares in the Plan unless a Participant submits a written request to the Plan Administrator or until participation in the Plan is terminated. At any time, a Participant may request the Plan Administrator to send a certificate for some or all of the whole shares credited to a Participant's account. This request should be mailed to the Plan Administrator at the address set forth in the answer to Question 37. Any remaining whole shares and any fractions of shares will remain credited to the Plan account. Certificates for fractional shares will not be issued under any circumstances.

25.  In whose name will certificates be registered when issued?

     Each Plan account is maintained in the name in which the related Participant's certificates were registered at the time of enrollment in the Plan. Share certificates for whole shares purchased under the Plan will be similarly registered when issued upon a Participant's request. If a Participant is a Beneficial Owner, such request should be placed through such Participant's banker, broker or other nominee. See Question 6. A Participant who wishes to pledge shares credited to such Participant's Plan account must first withdraw such shares from the account.

                          WITHDRAWALS AND TERMINATION

26.  When may Participants withdraw from the Plan?

     A Participant may withdraw from the Plan with respect to all or a portion of the shares held in his or her account in the Plan at any time. If the request to withdraw is received prior to a distribution record date set by the Board of Trustees for determining Shareholders of record entitled to receive a distribution, the request will be processed on the day following receipt of the request by the Plan Administrator.

     If the request to withdraw is received by the Plan Administrator on or after a distribution record date, but before payment date, the Plan Administrator, in its sole discretion, may either pay such distribution in cash or reinvest it in shares for the Participant's account. The request for withdrawal will then be processed as promptly as possible following such distribution payment date. All distributions subsequent to such distribution payment date or Investment Date will be paid in cash unless a Shareholder re-enrolls in the Plan, which may be done at any time.

     Any optional cash payments which have been sent to the Plan Administrator prior to a request for withdrawal will also be invested on the next Investment Date unless a Participant expressly requests return of that payment in the request for withdrawal, and the request for withdrawal is received by the Plan Administrator at least two business days prior to the first day of the Pricing Period.

27.  How does a Participant withdraw from the Plan?

     A Participant who wishes to withdraw from the Plan with respect to all or a portion of the shares held in his or her account in the Plan must notify the Plan Administrator in writing at its address set forth in the answer to Question
37. Upon a Participant's withdrawal from the Plan or termination of the Plan by the Company, certificates for the appropriate number of whole shares credited to his or her account under the Plan will be issued. A cash payment will be made for any fraction of a share.

     Upon withdrawal from the Plan, a Participant may also request in writing that the Plan Administrator sell all or part of the shares credited to his or her account in the Plan. The Plan Administrator will sell the shares as requested within ten business days after processing the request for withdrawal. The Participant will receive the proceeds of the sale, less a nominal fee per transaction paid to the Plan Administrator, any brokerage fees or commissions and any applicable share transfer taxes, generally within five business days of the sale.

28.  Are there any automatic termination provisions?

     Participation in the Plan will be terminated if the Plan Administrator receives written notice of the death or adjudicated incompetence of a Participant, together with satisfactory supporting documentation of the appointment of a legal representative, at least five business days before the next Record Date for purchases made through the reinvestment of distributions or optional cash payments, as applicable. In the event written notice of death or adjudicated incompetence and such supporting documentation is received by the Plan Administrator less than five business days before the next Record Date for purchases made through the reinvestment of distributions or optional cash payments, as applicable, shares will be purchased for the Participant with the related cash distribution or optional cash payment and participation in the Plan will not terminate until after such distribution or payment has been reinvested. Thereafter, no additional purchase of shares will be made for the Participant's account and the Participant's shares and any cash distributions paid thereon will be forwarded to such Participant's legal representative.

     THE COMPANY RESERVES THE RIGHT TO MODIFY, SUSPEND OR TERMINATE PARTICIPATION IN THE PLAN BY OTHERWISE ELIGIBLE HOLDERS OF COMMON SHARES, PREFERRED SHARES OR INTERESTED NEW INVESTORS IN ORDER TO ELIMINATE PRACTICES WHICH ARE, IN THE SOLE DISCRETION OF THE COMPANY, NOT CONSISTENT WITH THE PURPOSES OR OPERATION OF THE PLAN OR WHICH ADVERSELY AFFECT THE PRICE OF THE COMMON SHARES.

                               OTHER INFORMATION

29. What happens if a Participant sells or transfers all of the shares registered in the Participant's name?

     If a Participant disposes of all shares registered in his or her name, and is not shown as a Record Owner on a distribution record date, the Participant may be terminated from the Plan as of such date and such termination treated as though a withdrawal notice had been received prior to the record date.

30. What happens if the Company declares a distribution payable in shares or declares a share split?

     Any distribution payable in shares and any additional shares distributed by the Company in connection with a share split in respect of shares credited to a Participant's Plan account will be added to that account. Share distributions or split shares which are attributable to shares registered in a Participant's own name and not in his or her Plan account will be mailed directly to the Participant as in the case of Shareholders not participating in the Plan.

31. How will shares held by the Plan Administrator be voted at meetings of shareholders?

     If the Participant is a Record Owner, the Participant will receive a proxy card covering both directly held shares and shares held in the Plan. If the Participant is a Beneficial Owner, the Participant will receive a proxy covering shares held in the Plan through his or her broker, bank or other nominee.

     If a proxy is returned properly signed and marked for voting, all the shares covered by the proxy will be voted as marked. If a proxy is returned properly signed but no voting instructions are given, all of the Participant's shares will be voted in accordance with recommendations of the Board of Trustees of the Company, unless applicable laws require otherwise. If the proxy is not returned, or if it is returned unexecuted or improperly executed, shares registered in a Participant's name may be voted only by the Participant in person.

32. What are the responsibilities of the Company and the Plan Administrator under the Plan?

     The Company and the Plan Administrator will not be liable in administering the Plan for any act done in good faith or required by applicable law or for any good faith omission to act including, without limitation, any claim of liability arising out of failure to terminate a Participant's account upon his or her death, with respect to the prices at which shares are purchased and/or the times when such purchases are made or with respect to any fluctuation in the market value before or after purchase or sale of shares. Notwithstanding the foregoing, nothing contained in the Plan limits the Company's liability with respect to alleged violations of federal securities laws.

     The Company and the Plan Administrator shall be entitled to rely on completed forms and the proof of due authority to participate in the Plan, without further responsibility of investigation or inquiry.

33.  May the Plan be changed or discontinued?

     Yes. The Company may suspend, terminate, or amend the Plan at any time. Notice will be sent to Participants of any suspension or termination, or of any amendment that alters the Plan terms and conditions, as soon as practicable after such action by the Company.

     The Company may substitute another administrator or agent in place of the Plan Administrator at any time. Participants will be promptly informed of any such substitution.

     Any questions of interpretation arising under the Plan will be determined by the Company, in its sole discretion, and any such determination will be final.

34.  What are the federal income tax consequences of participation in the Plan?

     The following summarizes certain federal income tax considerations to current shareholders and holders of Units who participate in the Plan. New investors and current shareholders should consult the discussion herein under the caption "Federal Income Tax Considerations" for a summary of federal income tax considerations related to the ownership of Common Shares.

     The following summary is based upon an interpretation of current federal tax law. Participants should consult their own tax advisors to determine particular tax consequences, including state income tax (and non-income tax, such as share transfer tax) consequences, which vary from state to state and which may result from participation in the Plan and the subsequent disposition of Common Shares acquired pursuant to the Plan. Income tax consequences to Participants residing outside the United States will vary from jurisdiction to jurisdiction.

Current Shareholders
--------------------

     In the case of Common Shares purchased by the Plan Administrator pursuant to the reinvestment feature of the Plan, whether purchased from the Company or in the open market, Participants will be treated for federal income tax purposes as having received, on the distribution payment date, a distribution in an amount equal to the amount of the cash distribution that was reinvested.

     Such distribution will be taxable as a dividend to the extent of the Company's current or accumulated earnings and profits. To the extent the distribution is in excess of the Company's current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in a Participant's shares, and the distribution in excess of a Participant's tax basis will be taxable as gain realized from the sale of its shares.

     For Participants who are current shareholders of the Company, it is not entirely clear under current law how purchases of Common Shares from the Company pursuant to the optional cash purchase feature of the Plan should be treated for federal income tax purposes. The Company currently intends to take the position for tax reporting purposes either that no distribution from the Company has occurred in connection with optional cash purchases, or, alternatively, that any such distribution is not taxable as a dividend. It is possible, however, that the Internal Revenue Service ("IRS") might contend that Participants who are shareholders of the Company should be treated for federal income tax purposes as having received a distribution from the Company in an amount equal to the excess, if any, of the fair market value (determined as the average of the high and low trading prices) of the Common Shares on the Investment Date less the amount of the optional cash payment, and that all or a portion of such distribution should be treated as a taxable dividend. In the future, the Company may, in light of subsequent developments in the tax laws or for other reasons, treat as a taxable dividend all, or a portion, of the excess of the fair market value of the Common Shares credited to the Participant's Plan account on the Investment Date less the amount of the optional cash payment. Participants are encouraged to consult with their own tax advisors with regard to the tax treatment of optional cash purchases.

    In the case of Common Shares purchased by the Plan Administrator on the open market pursuant to the optional cash payment feature of the Plan, Participants should not be treated for federal income tax purposes as having received a distribution from the Company.

Current Holders of Units
------------------------

     The income tax treatment of holders of Units who participate in the Plan is unclear because there is no clear legal authority regarding the income tax treatment of a limited partner in a partnership who invests cash distributions from the partnership in shares of another entity that is a partner in the partnership. The following, however, sets forth the Company's view of the likely tax treatment of holders of Units who participate in the Plan, and absent the promulgation of authority to the contrary, the Company and the Operating Partnership intend to report the tax consequences of a holder's participation in a manner consistent with the following.

     In the case of Common Shares purchased by the Plan Administrator pursuant to the distribution reinvestment feature of the Plan, whether purchased from the Company or in the open market, holders of Units will be treated for federal income tax purposes as having received, on the distribution payment date, a distribution in an amount equal to the cash distribution that was invested.

     A cash distribution from the Operating Partnership will reduce a holder's basis in his Units by the amount distributed. Cash distributed to a holder of Units in excess of his basis in his Units generally will be taxable as capital gain. See "Federal Income Tax Considerations - Recent Legislation" for a discussion of recent changes in the tax law regarding capital gain. However, under Section 751(b) of the Code, to the extent that a distribution is considered to be in exchange for a holder's interest in substantially appreciated inventory items or unrealized receivables of the Operating Partnership, that holder of Units may recognize ordinary income rather than a capital gain.

     For Participants who are holders of Units, it is not entirely clear under current law how purchases of Common Shares from the Company pursuant to the optional cash purchase feature of the Plan should be treated for federal income tax purposes. The Operating Partnership currently intends to take the position for tax reporting purposes that no distribution from the Operating Partnership has occurred in connection with optional cash purchases. It is possible, however, that the IRS might contend that Participants who are holders of Units should be treated for federal income tax purposes as having received a distribution from the Operating Partnership in an amount equal to the excess, if any, of the fair market value (determined as the average of the high and low trading prices) of the Common Shares credited to the Participant's Plan account on the Investment Date less the amount of the optional cash payment. In the future, the Company may, in light of subsequent developments in the tax laws or for other reasons, treat as a distribution from the Operating Partnership all, or a portion, of the excess of the fair market value of the Common Shares credited to the Participant's Plan account on the Investment Date less the amount of the optional cash payment. Participants are encouraged to consult with their own tax advisors with regard to the tax treatment of optional cash purchases.

     In the case of Common Shares purchased on the open market by the Plan Administrator through an optional cash payment from a holder of Units, the holder should not be treated for federal income tax purposes as having received a distribution from the Operating Partnership.

General
-------

     A Participant's holding period for Common Shares acquired pursuant to the Plan will begin on the day following the Investment Date. A Participant will have a tax basis in the Common Shares equal to the amount of cash used to purchase the Common Shares.

     A Participant will not realize any taxable income upon receipt of certificates for whole Common Shares credited to the Participant's account, either upon the Participant's request for certain of those Common Shares or upon termination of participation in the Plan. A Participant will recognize gain or loss upon the sale or exchange of Common Shares acquired under the Plan. A Participant will also recognize gain or loss upon receipt, following termination of participation in the Plan, of a cash payment for any fractional share equivalent credited to the Participant's account. The amount of any such gain or loss will be the difference between the amount that the Participant received for the Common Shares or fractional share equivalent and the tax basis thereof.

35. How are income tax withholding provisions applied to Participants in the Plan?

     If a Participant fails to provide certain federal income tax certifications in the manner required by law, distributions on Common Shares, proceeds from the sale of fractional shares and proceeds from the sale of Common Shares held for a Participant's account will be subject to federal income tax withholding at the rate of 31%. If withholding is required for any reason, the appropriate amount of tax will be withheld. Certain shareholders (including most corporations) are, however, exempt from the above withholding requirements.

     If a Participant is a foreign shareholder whose distributions are subject to federal income tax withholding at the 30% rate (or a lower treaty rate), the appropriate amount will be withheld and the balance in Common Shares will be credited to such Participant's account. As a result of the Small Business Job Protection Act of 1996, the Company intends to withhold 10% of any distribution to a foreign shareholder to the extent it exceeds the Company's current and accumulated earnings and profits.

36.  Who bears the risk of market fluctuations in the Company's Common Shares?

     A Participant's investment in shares held in the Plan account is no different from his or her investment in directly held shares. The Participant bears the risk of any loss and enjoys the benefits of any gain from market price changes with respect to such shares.

37.  Who should be contacted with questions about the Plan?

All correspondence regarding the Plan should be directed to:

                               BANKBOSTON, N.A.
                               c/o BOSTON EQUISERVE L.P.
                               MAIL STOP:  45-01-20
                               150 ROYALL STREET
                               CANTON, MA  02021
                               TELEPHONE: 800/733-5001

Please mention Equity Residential Properties Trust and this Plan in all correspondence.

38.  How is the Plan interpreted?

     Any question of interpretation arising under the Plan will be determined by the Company and any such determination will be final. The Company may adopt and conditions of the Plan and its operation will be governed by the laws of the State of Illinois.

39.  What are some of the Participant responsibilities under the Plan?

     Plan Shares are subject to escheat to the state in which the Participant resides in the event that such shares are deemed, under such state's laws, to have been abandoned by the Participant. Participants, therefore, should notify the Plan administrator promptly in writing of any change of address. Account statements and other communications to Participants will be addressed to them at the last address of record provided by Participants to the Plan Administrator.

     Participants will have no right to draw checks or drafts against their Plan accounts or to instruct the Plan Administrator with respect to any Common Shares or cash held by the Plan Administrator except as expressly provided herein.

                                 DISTRIBUTIONS

     The Company has paid distributions since its incorporation. In order to accommodate the provisions of this Plan, the Company anticipates that distributions will be payable on or about the fifteenth day of April, July and October and the last week of December.

                                USE OF PROCEEDS

     The Company does not know either the number of Common Shares that will be ultimately sold pursuant to the Plan or the prices at which such shares will be sold. However, the Company proposes to use the net proceeds from the sale of newly issued Common Shares for the purchase of additional multifamily properties, repayment of indebtedness and/or for working capital purposes.

                              PLAN OF DISTRIBUTION

     Except to the extent the Plan Administrator purchases Common Shares in open market transactions, the Common Shares acquired under the Plan will be sold directly by the Company through the Plan. The Company may sell Common Shares to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. In connection with any such transaction, compliance with Regulation M under the Exchange Act would be required. Such shares, including shares acquired pursuant to waivers granted with respect to the optional cash payment feature of the Plan, may be resold in market transactions (including coverage of short positions) on any national securities exchange on which Common Shares trade or in privately negotiated transactions. The Common Shares are currently listed on the New York Shares Exchange. Under certain circumstances, it is expected that a portion of the Common Shares available for issuance under the Plan will be issued pursuant to such waivers. The difference between the price such owners pay to the Company for Common Shares acquired under the Plan, after deduction of the applicable discount from the Market Price, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions. Any such underwriter involved in the offer and sale of the Common Shares will be named in an applicable Prospectus Supplement. Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Common Shares, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable Prospectus Supplement.

     Subject to the availability of Common Shares registered for issuance under the plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of distributions.

     Except with respect to open market purchases of Common Shares relating to reinvested distributions, the Company will pay any and all brokerage commissions and related expenses incurred in connection with purchases of Common Shares under the plan. Upon withdrawal by a participant from the plan by the sale of Common Shares held under the plan, the participant will receive the proceeds of such sale less a nominal fee per transaction paid to the Plan Administrator (if such resale is made by the Plan Administrator at the request of a participant), any related brokerage commissions and any applicable transfer taxes.

     Common Shares may not be available under the plan in all states. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any Common Shares or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

                                  RISK FACTORS

     Interested new investors should carefully consider, among other factors, the matters described below prior to making an investment decision regarding the Common Shares offered hereby.

Adverse Consequences of Debt Financing and Preferred Shares

     General Risks. As of September 30, 1997, the properties were subject to approximately $963.8 million of mortgage indebtedness and the Company's total debt equaled approximately $1.7 billion, $361.3 million of which was floating rate debt. In addition, in June 1995, the Company issued 6,120,000 Series A Preferred Shares pursuant to a preferred share offering; in November 1995, the Company issued 5,000,000 depositary shares each representing a 1/10 fractional interest in a Series B preferred share pursuant to a depositary share offering; in September 1996, the Company issued 4,600,000 depositary shares each representing a 1/10 fractional interest in a Series C Preferred Share pursuant to a depositary share offering; in may 1997, the Company issued 7,000,000 depositary shares each representing a 1/10 fractional interest in a series d preferred share pursuant to a depositary share offering; also in may 1997, subsequent to the merger of the Company with Wellsford, Wellsford's 3,999,800 Series A Cumulative Convertible preferred shares of beneficial interest were redesignated as the Company's 3,999,800 Series E Preferred Shares and Wellsford's 2,300,000 Series B Cumulative Redeemable Preferred shares of beneficial interest were redesignated as the Company's 2,300,000 Series F Preferred Shares; and in September 1997, the Company issued 12,650,000 depositary shares each representing a 1/10 fractional interest in a Series G Preferred Share (collectively, the "preferred share offerings"). The Company used the proceeds from the preferred share offerings to repay indebtedness and to acquire additional properties. The Company is subject to the risks normally associated with debt or preferred equity financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, the risk that existing indebtedness may not be refinanced or that the terms of such refinancing will not be as favorable as the terms of current indebtedness and the risk that necessary capital expenditures for such purposes as renovations and other improvements may not be financed on favorable terms or at all. If the Company were unable to refinance its indebtedness on acceptable terms, or at all, the Company might be forced to dispose of one or more of the properties on disadvantageous terms, which might result in losses to the Company and might adversely affect the cash available for distributions to shareholders. If interest rates or other factors at the time of the refinancing result in higher interest rates upon refinancing, the Company's interest expense would increase, which would affect the Company's ability to make distributions to its shareholders. Furthermore, if a property is mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the mortgagee could foreclose upon the Property, appoint a receiver and receive an assignment of rents and leases or pursue other remedies, all with a consequent loss of income and asset value to the Company. Foreclosures could also create taxable income without accompanying cash proceeds, thereby hindering the Company's ability to meet the REIT distribution requirements of the Internal Revenue Code of 1986, as amended (the "Code").

     Restrictions on the company's Activities. A substantial portion of the Company's debt was issued pursuant to certain indentures (the "Indentures") which restrict the amount of indebtedness (including acquisition financing) the Company may incur. Accordingly, in the event that the Company is unable to raise additional equity or borrow money because of the debt restrictions in the indentures, the Company's ability to acquire additional properties may be limited. If the Company is unable to acquire additional properties, its ability to increase the distributions with respect to Common Shares, as it has done in the past, will be limited to management's ability to increase funds from operations, and thereby cash available for distributions, from the existing properties in the Company's portfolio at such time.

     Bond Compliance Requirements. The Company owns several Properties that are subject to restrictive covenants or deed restrictions relating to current or previous tax-exempt bond financing and owns the bonds collateralized by several additional Properties. The Company has retained an independent outside consultant to monitor compliance with the restrictive covenants and deed restrictions that affect these Properties. The bond compliance requirements may have the effect of limiting the Company's income from certain of these Properties if the Company is required to lower its rental rates to attract low or moderate income tenants, or eligible/qualified tenants.

Control and Influence by Significant Shareholders

     As of October 15, 1997, Mr. Zell, certain of the current holders (the "Zell Holders") of certain OP Units ("Original OP Units") issued at the time of the EQR IPO to certain affiliates of Mr. Zell which contributed 33 of the Properties at the time of the EQR IPO (the "Zell Original Owners"), Equity Properties Management Corp. ("EPMC") and other affiliates of Mr. Zell owned in the aggregate approximately 5.7% of the Common Shares (assuming that all of the partnership interests in the Operating Partnership are exchanged for Common Shares), and certain entities controlled by Starwood Capital Partners L.P. ("Starwood") and its affiliates which contributed 23 of the Properties at the time of the EQR IPO (the "Starwood Original Owners") owned in the aggregate approximately 2.3% of the Common Shares (assuming that all of the OP Units are exchanged for Common Shares). The Starwood Original Owners, together with the Zell Original Owners, shall be referred to collectively as the "Original Owners." As of October 15, 1997, the Company had options outstanding to purchase approximately 3.87 million Common Shares which it has granted to certain officers, employees and trustees of the Company and consultants to the Company, some of whom are affiliated with Mr. Zell, representing in the aggregate approximately 4.5% of the Common Shares (assuming that all such options are exercised for Common Shares and all of the outstanding OP Units are exchanged for Common Shares). Further, the consent of affiliates of Mr. Zell who are Zell Holders and of the Starwood Original Owners is required for certain amendments to the Operating Partnership's Fourth Amended and Restated ERP Operating Limited Partnership Agreement of Limited Partnership (the "Partnership Agreement"). Accordingly, Mr. Zell and the Starwood Original Owners may continue to have substantial influence over the Company, which influence might not be consistent with the interests of other shareholders, and on the outcome of any matters submitted to the Company's shareholders for approval. In addition, although there is no current agreement, understanding or arrangement for these shareholders to act together on any matter, these shareholders would be in a position to exercise significant influence over the affairs of the Company if they were to act together in the future.

Potential Environmental Liability Affecting the Company

     Under various federal, state and local environmental laws, ordinances and regulations, an owner of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on such property. These laws often impose environmental liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure properly to remediate such substances, may adversely affect the owner's ability to sell or rent the property or to borrow using the property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. certain laws impose liability for release of asbestos-containing materials ("ACMS") into the air and third parties may seek recovery from owners or operators of real properties for personal injury associated with ACMS. In connection with the ownership (direct or indirect), operation, management and development of real properties, the Company or the Subsidiaries, as the case may be, may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, potentially liable for removal or remediation costs, as well as for certain other related costs, including governmental fines and injuries to persons and property.

     All of the properties have been the subject of a Phase I environmental site assessment and, in certain cases, a supplemental environmental assessment completed by qualified independent environmental consultant companies. The most recent environmental assessments for each of the Properties were conducted within the last five years. Environmental assessments were obtained prior to the acquisition by the Company of each of the Properties. These environmental assessments have not revealed, nor is the Company aware of, any environmental liability that the Company's management believes would have a material adverse effect on the Company's business, results of operations, financial condition or liquidity.

     No assurance can be given that existing environmental assessments with respect to any of the Properties reveal all environmental liabilities, that any prior owner of a Property did not create any material environmental condition not known to the Company, or that a material environmental condition does not otherwise exist as to any one or more Properties.

General Real Estate Investment Considerations; Changes in Laws

     General. Real property investments are subject to varying degrees of risk and are relatively illiquid. Income from real property investments and the Company's resulting ability to make expected distributions to shareholders may be adversely affected by the general economic climate, local conditions such as oversupply of apartment units or a reduction in demand for apartment units in the area, the attractiveness of the properties to tenants, zoning or other regulatory restrictions, the ability of the Company to provide adequate maintenance and insurance, and increased operating costs (including insurance premiums and real estate taxes). The Company's income would also be adversely affected if tenants were unable to pay rent or the Company were unable to rent apartment units on favorable terms. If the Company were unable to promptly relet units or renew the leases for a significant number of apartment units, or if the rental rates upon such renewal or reletting were significantly lower than expected rates, then the Company's funds from operations and ability to make expected distributions to shareholders may be adversely affected. In addition, certain expenditures associated with each equity investment (such as real estate taxes and maintenance costs) generally are not reduced when circumstances cause a reduction in income from the investment. Furthermore, real estate investments are relatively illiquid and, therefore, will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions.

     Changes in Laws. Increases in real estate taxes, income taxes and service or other taxes generally are not passed through to tenants under existing leases and may adversely affect the Company's funds from operations and its ability to make distributions to shareholders. Similarly, changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures, which would adversely affect the Company's funds from operations and its ability to make distributions to shareholders.

Ownership Limit and Limits on Changes in Control

     5% Ownership Limit; Inapplicability to Mr. Zell and Others. In order to maintain its qualification as a REIT under the code, not more than 50% of the value of the outstanding shares of beneficial interest of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the code to include certain entities). Certain beneficial owners of the Zell Holders and EPMC (i.e., beneficiaries of trusts established for the benefit of Mr. Zell and his family and trusts established for the benefit of the family of Mr. Robert Lurie, a deceased partner of Mr. Zell (the "Lurie Family Trusts")), of the Starwood Original Owners and Mr. Henry H. Goldberg, a trustee of the Company (through their potential ownership of Common Shares) together constitute five individuals for purposes of this test and, under the Internal Revenue Service's (the "Service") rules applicable to determining percentages of ownership, will be deemed to own approximately 5.9% of the value of the outstanding shares of beneficial interest of the Company. Due to such concentration of ownership of the Company, ownership of more than 5% of the lesser of the number or value of the outstanding shares of beneficial interest of the Company by any single shareholder has been restricted, with certain exceptions, for the purpose of maintaining the Company's qualification as a REIT under the Code. Such restrictions in the Company's declaration of trust do not apply to the ownership of the 5,534,945 common shares subject to acquisition by the holders of original op units and epmc through the exchange of original op units. additionally, the company's declaration of trust allows certain transfers of such common shares without the transferees being subject to the 5% ownership limit, provided such transfers do not result in an increased concentration in the ownership of the Company. The Company's Board of Trustees, upon receipt of a ruling from the service, an opinion of counsel or other evidence satisfactory to the board of trustees and upon such other conditions as the Board of Trustees may direct, may also exempt a proposed transferee from this restriction. See "Description of Shares of Beneficial Interest--Common Shares--Restrictions on Transfer."

     The 5% ownership limit, as well as the ability of the Company to issue additional Common Shares or other shares of beneficial interest (which may have rights and preferences senior to the Common Shares), may discourage a change of control of the Company and may also (i) deter tender offers for the Common Shares, which offers may be advantageous to shareholders, and (ii) limit the opportunity for shareholders to receive a premium for their Common Shares that might otherwise exist if an investor were attempting to assemble a block of Common Shares in excess of 5% of the outstanding shares of beneficial interest of the Company or otherwise effect a change of control of the Company.

     Possible Adverse Consequences of Ownership Limit. To maintain its qualification as a REIT for federal income tax purposes, not more than 50% in value of the outstanding shares of beneficial interest of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the code, to include certain entities). See "Federal Income Tax Considerations-- Taxation of the Company--Share Ownership Test." Certain beneficial owners of the Zell Holders (i.e., beneficiaries of trusts established for benefit of Mr. Zell and his family and the family of Mr. Robert Lurie, a deceased partner of Mr.
Zell) and EPMC, together with the Starwood Original Owners and Mr. Goldberg (through their potential ownership of Common Shares) together constitute five individuals for purposes of this test and, under the Service's rules applicable to determing percentages of ownership, are deemed to tow approximately 5.9% of the value of the outstanding shares of beneficial interest of the Company. To facilitate maintenance of its qualification as a REIT for federal income tax purposes, the Company generally will prohibit ownership, directly or by virtue of the attribution provisions of the Code, by any single shareholder of more than 5% of the issued and outstanding Common Shares and generally will prohibit ownership, directly or by virtue of the attribution provisions of the Code, by any single shareholder of more than 5% of the issued and outstanding shares of any class or series of the company's preferred shares (collectively, the "Ownership Limit"). The board of trustees may, in its reasonable discretion, waive or modify the Ownership Limit with respect to one or more persons who would not be treated as "individuals" for purposes of the Code if it is satisfied, based upon information required to be provided by the party seeking the waiver, that ownership in excess of this limit will not cause a person who is an individual to be treated as owning Common Shares or Preferred Shares in excess of the Ownership Limit, applying the applicable constructive ownership rules, and will not otherwise jeopardize the company's status as a REIT for federal income tax purposes. The Company's Declaration of Trust also exempts from the Ownership Limit certain of the beneficial owners of the original owners and EPMC, who would exceed the Ownership Limit as a result of the exchange of the OP Units for Common Shares, which OP Units were received by them at the time of the formation of EQR. Absent any such exemption or waiver, common shares or Preferred Shares acquired or held in violation of the Ownership Limit will be transferred to a trust for the benefit of a designated charitable beneficiary, with the person who acquired such Common Shares and/or Preferred Shares in violation of the ownership limit not entitled to receive any distributions thereon, to vote such Common Shares or Preferred Shares, or to receive any proceeds from the subsequent sale thereof in excess of the lesser of the price paid therefore or the amount realized from such sale. A transfer of Common Shares and/or Preferred Shares to a person who, as a result of the transfer, violates the Ownership Limit may be void under certain circumstances. See "Description of Shares of Beneficial Interest--Restrictions on Ownership and Transfer." The ownership limit may have the effect of delaying, deferring or preventing a change in control and, therefore, could adversely affect the shareholder's ability to realize a premium over the then-prevailing market price for the Common Shares in connection with such transaction.

     Staggered Board. the Board of Trustees of the Company has been divided into three classes of trustees. As the term of each class expires, trustees for that class will be elected for a three-year term and the trustees in the other two classes will continue in office. The staggered terms for trustees may impede the shareholders' ability to change control of the Company even if a change in control were in the shareholders' interest.

     Preferred Shares. The Company's Declaration of Trust authorizes the Board of Trustees to issue up to 100,000,000 Preferred Shares of beneficial interest, $.01 par value per share ("Preferred Shares"), and to establish the preferences and rights (including the right to vote and the right to convert into Common Shares) of any Preferred Shares issued. The power to issue Preferred Shares could have the effect of delaying or preventing a change in control of the Company even if a change in control were in the shareholders' interest. As of October 15, 1997, 15,344,800 preferred shares were issued and outstanding.

Consequences of Failure to Qualify as a REIT

     Taxation as a Corporation. The Company believes that it has qualified and will continue to qualify as a REIT under the code, commencing with its taxable year ended December 31, 1992. However, no assurance can be given that the Company was organized and has been operated and will be able to operate in a manner so as to qualify or remain so qualified. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex code provisions for which there are only limited judicial or administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within the Company's control.

     If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. Moreover, unless entitled to relief under certain statutory provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net earnings of the Company available for investment or distribution to shareholders because of the additional tax liability to the Company for the years involved. In addition, distributions to shareholders would no longer be required to be made. See "Federal Income Tax Considerations."

     Other Tax Liabilities. Even if the Company qualifies as a REIT, it will be subject to certain federal, state and local taxes on its income and property. See "Federal Income Tax Considerations--Other Tax Considerations--State and Local Taxes." In addition, the Company's management operations, which are conducted through Equity Residential Properties Management Limited Partnership and

Equity Residential Properties Management Limited Partnership II (collectively, the "Management Partnerships") generally will be subject to federal income tax at regular corporate rates. See "Federal Income Tax Considerations--Other Tax Considerations."

Dependence on Key Personnel

     The Company is dependent on the efforts of its executive officers. While the Company believes that it could find replacements for these key personnel, the loss of their services could have a temporary adverse effect on the operations of the Company. None of these officers has entered into employment agreements with the Company.

Distribution Requirements Potentially Increasing Indebtedness of the Company

     The Company may be required from time to time, under certain circumstances, to accrue as income for tax purposes interest and rent earned but not yet received. In such event, or upon the repayment by the Company or its Subsidiaries of principal on debt, the Company could have taxable income without sufficient cash to enable the Company to meet the distribution requirements of a REIT. Accordingly, the Company could be required to borrow funds or liquidate investments on adverse terms in order to meet such distribution requirements. See "Federal Income Tax Considerations--Taxation of the Company--Annual Distribution Requirements."

Exemptions for Mr. Zell and Others from Maryland Business Combination Law which Tend to Inhibit Takeovers

     Under the Maryland General Corporation Law, as amended ("MGCL"), certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland real estate investment trust and any person who beneficially owns 10% or more of the voting power of the trust's shares of beneficial interest or an affiliate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the trust's shares of beneficial interest (an "Interested Shareholder"), or an affiliate of such Interested Shareholder, are prohibited for five years after the most recent date on which the Interested Shareholder becomes an Interested Shareholder. Thereafter, any such business combination must be recommended by the board of trustees of such trust and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the trust and (b) two-thirds of the votes entitled to be cast by holders of voting shares of beneficial interest of the trust other than shares held by the Interested Shareholder with whom (or with whose affiliate) the business combination is to be effected, (unless, among other conditions, the holders of the common shares of the trust receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its common shares. As permitted by the MGCL, the Company has exempted any business combination involving Mr. Zell, the Zell Original Owners, EPMC and their respective affiliates and associates, present or future, or any other person acting in concert or as a group with any of the foregoing persons and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to a business combination between any of them and the Company.
As a result, Mr. Zell, the Zell Original Owners, EPMC, any present or future affiliate or associate of theirs or any other person acting in concert or as a group with any of the foregoing persons may be able to enter into business combinations with the Company, which may not be in the best interest of the shareholders, without compliance by the Company with the super-majority vote requirements and other provisions of the MGCL.

                       FEDERAL INCOME TAX CONSIDERATIONS

General

     The following discussion summarizes all material federal income tax considerations to a holder of Common Shares. The following discussion, which is not exhaustive of all possible tax considerations, does not give a detailed discussion of any state, local or foreign tax considerations. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws.

     EACH PROSPECTIVE PURCHASER OF COMMON SHARES IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER, IN LIGHT OF HIS OR HER SPECIFIC OR UNIQUE CIRCUMSTANCES, OF THE PURCHASE, OWNERSHIP AND SALE OF COMMON SHARES IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX

CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of the Company

     The Company elected REIT status commencing with its taxable year ending December 31, 1992. In any taxable year in which the Company qualifies as a REIT, it generally will not be subject to federal income tax on that portion of its REIT taxable income or capital gain which it distributes to shareholders. This treatment substantially eliminates the "double taxation" (at both the corporate and shareholder levels) that generally results from the use of corporate investment vehicles. However, the Company will be subject to federal income tax at regular corporate rates upon any of its REIT taxable income or net capital gain which is not distributed to its shareholders. The Company also may be subject to the corporate "alternative minimum tax" on its items of preference. In addition, the Company will be subject to a 4% excise tax if it does not satisfy certain distribution requirements. The Company may also be subject to taxes in certain situations and on certain transactions not presently contemplated.

     If the Company fails to qualify for taxation as a REIT in any taxable year, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. As a result, the Company's failure to qualify as a REIT would significantly reduce the cash available for distribution by the Company to its shareholders. Unless entitled to relief under the specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

     The Company's qualification and taxation as a REIT depend upon the Company's ability to satisfy on a continuing basis, through actual annual operating and other results, various requirements under the Code, with regard to, among other things, the sources of the Company's gross income, the composition of its assets, the level of its dividends to shareholders, and the diversity of its share ownership. The purpose of these requirements is to allow the tax benefit of REIT status only to companies that primarily own, and primarily derive income from, real estate-related assets and certain other assets which are passive in nature, and that distribute 95% of taxable income (computed without regard to the Company's net capital gain) to shareholders. The Company believes that it has qualified as a REIT for all of its taxable years commencing with its taxable year ended December 31, 1992, and that its current structure and method of operation is such that it will continue to qualify as a REIT.

     Hogan & Hartson L.L.P., special tax counsel to the Company, has provided an opinion to the effect that the Company was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable year ended December 31, 1996, and the Company's current organization and method of operation should enable it to continue to meet the requirements for qualification and taxation as a REIT. It must be emphasized that this opinion is based on various assumptions and factual representations made by the Company and the Operating Partnership relating to the organization, prior and expected operation of the Company (including its predecessors EQR and Wellsford), the Operating Partnership, and all of the various partnerships, limited liability companies and corporate entities in which the Company presently has an ownership interest, or in which the Company (including its predecessors EQR and Wellsford) had an ownership interest in the past. Hogan & Hartson L.L.P. will not review the Company's compliance with these requirements on a continuing basis. No assurance can be given that the actual results of the operations of the Company, the Operating Partnership, and the subsidiary entities, the sources of their gross income, the composition of their assets, the level of the Company's dividends to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

Taxation of Taxable Domestic Shareholders

     General. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic shareholders, with respect to their Common Shares out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for shareholders that are corporations. For purposes of determining whether distributions on the Common Shares are out of current or accumulated earnings and profits, the earnings and profits of the Company will be allocated first to the Preferred Shares of the Company and second to the Common Shares. There can be no assurance, however, that the Company will have sufficient earnings and profits to cover distributions on the Preferred Shares. Dividends that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent that they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its Common Shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. If, for any taxable year, the Company elects to designate as "capital gain dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the dividends (within the meaning of the Code) paid or made available for the year to holders of all classes of shares of beneficial interest (the "Total Dividends"), then the portion of the Capital Gains Amount that will be allocable to the holders of Common Shares will be the Capital Gains Amount multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid or made available to the holders of the Common Shares for the year and the denominator of which shall be the Total Dividends. To the extent that the Company makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the shareholder, reducing the tax basis of a shareholder's Common Shares by the amount of such distribution (but not below zero), with distributions in excess of the shareholder's tax basis taxable as capital gains (if the Common Shares are held as a capital asset). In addition, any dividend declared by the Company in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

     In general, any loss upon a sale or exchange of Common Shares by a shareholder who has held such Common Shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent distributions from the Company received by such shareholder are required to be treated by such shareholder as long-term capital gains.

     Pursuant to the Taxpayer Relief Act of 1997 (the "1997 Act"), for the Company's taxable years commencing on or after January 1, 1998, the Company may elect to require holders of Common Shares to include the Company's undistributed net capital gains in their income. If the Company makes such an election, holders of Common Shares will (i) include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (ii) be deemed to have paid their proportionate share of the tax paid by the Company on such undistributed capital gains and thereby receive a credit or refund for such amount. A holder of Common Shares will increase the basis in its Common Shares by the difference between the amount of capital gain included in its income and the amount of the tax it is deemed to have paid. The earnings and profits of the Company will be adjusted appropriately. The 1997 Act, however, did not change the 4% excise tax imposed on the Company upon a failure to make certain required distributions.

Taxation of Tax-Exempt Shareholders

     Most tax-exempt employees' pension trusts are not subject to federal income tax except to the extent of their receipt of "unrelated business taxable income" as defined in Section 512(a) of the Code ("UBTI"). Distributions by the Company to a shareholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its Common Shares with "acquisition indebtedness" within the meaning of the Code and the Common Shares are not otherwise used in an unrelated trade or business of the tax-exempt entity. In addition, for taxable years beginning on or after January 1, 1994, certain pension trusts that own more than 10% of a "pension-held REIT" must report a portion of the distribution that they receive from such a REIT as UBTI. the Company has not been and does not expect to be treated as a pension-held REIT for purposes of this rule.

Taxation of Foreign Shareholders

     The following is a discussion of certain anticipated U.S. federal income tax consequences of the ownership and disposition of Common Shares applicable to Non-U.S. Holders of such Common Shares. A "Non-U.S. Holder" is any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof, or (iii) an estate or trust whose income is includable in gross income for U.S. federal income tax purposes regardless of its source. The discussion is based on current law and is for general information only.

     Distributions From the Company. 1. Ordinary Dividends. The portion of dividends received by Non-U.S. Holders payable out of the Company's earnings and profits which are not attributable to capital gains of the Company or of the Operating Partnership and which are not effectively connected with a U.S. trade or business of the Non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by an applicable treaty). In general, Non-U.S. Holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of Common Shares. In cases where the dividend income from a Non-U.S. Holder's investment in Common Shares is (or is treated as) effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-U.S Holder that is a foreign corporation).

2. Non-Dividend Distributions. Distributions in excess of current or accumulated
   --------------------------
earnings and profits of the Company will not be taxable to a Non-U.S. Holder to the extent that they do not exceed the adjusted basis of the shareholder's Common Shares, but rather will reduce the adjusted basis of such Common Shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Holder's Common Shares, they will give rise to gain from the sale or exchange of its Common Shares, the tax treatment of which is described below. As a result of a legislative change made by the Small Business Job Protection Act of 1996, it appears that the Company will be required to withhold 10% of any distribution in excess of the Company's current and accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of any distribution (or a lower applicable treaty rate), to the extent that the Company does not do so, any portion of a distribution not subject to withholding at a rate of 30% (or a lower applicable treaty rate) will be subject to withholding at a rate of 10%. However, the Non-U.S. Holder may seek a refund of such amounts from the Service if it was subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company, and the amount withheld exceeded the Non-U.S. Holder's United States tax liability, if any, with respect to the distribution.

3. Capital Gain Dividends. Under the Foreign Investment in Real Property Tax Act
   ----------------------
of 1980 ("FIRPTA"), a distribution made by the Company to a Non-U.S. Holder, to the extent attributable to gains from dispositions of United States Real Property Interests ("USRPIs") such as the Properties beneficially owned by the Company ("USRPI Capital Gains"), will be considered effectively connected with a U.S. trade or business of the Non-U.S. Holder and subject to U.S. income tax at the rate applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, the Company will be required to withhold tax equal to 35% of the amount of dividends to the extent such dividends constitute USRPI Capital Gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder that is not entitled to treaty exemption.

     Dispositions of Common Shares. Unless Common Shares constitute a USRPI, a sale of Common Shares by a Non-U.S. Holder generally will not be subject to U.S. taxation under FIRPTA. The Common Shares will not constitute a USRPI if the Company is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its Common Shares is held directly or indirectly by Non-U.S. Holders. The Company believes that it has been and anticipates that it will continue to be a domestically controlled REIT, and therefore that the sale of Common Shares will not be subject to taxation under FIRPTA. Because the Common Shares will be publicly traded, however, no assurance can be given the Company will continue to be a domestically controlled REIT. If the Company does not constitute a domestically controlled REIT, a Non-U.S. Holder's sale of shares of beneficial interest of the Company generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) such shares are "regularly traded" (as defined by applicable Treasury regulations) on an established securities market and (ii) the selling Non-U.S. Holder does not hold more than 5% of the value of the series and class of the Company's outstanding shares being sold, at all times during a specified testing period.

     If gain on the sale of Common Shares were subject to taxation under FIRPTA, the Non-U.S. Holder would be subject to the same treatment as a U.S. shareholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of Common Shares could be required to withhold 10% of the purchase price and remit such amount to the IRS. Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Holder in two cases: (i) if the Non-U.S. Holder's investment in Common Shares is effectively connected with a U.S. trade or business conducted by such Non-U.S. Holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. shareholder with respect to such gain, or (ii) if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

Recent Legislation

     The 1997 Act contains certain changes to the taxation of capital gains of individuals, trusts and estates. Subject to certain exceptions, for individuals, trusts and estates, the maximum rate of tax on the net capital gain from a sale or exchange occurring after July 28, 1997 of a capital asset held for more than 18 months has been reduced from 28% to 20%. The maximum rate has been reduced to 18% for capital assets acquired after December 21, 2000 and held for more than five years. The maximum rate for capital assets held for more than one year but not more than 18 months remains at 28%. The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 18 months is 25% to the extent of the prior deductions for depreciation with respect to such property. Capital gain from the sale of depreciable real property held for more than 18 months allocated by the Company to a non-corporate shareholder will be subject to the 25% rate to the extent that the capital gain on the real property sold by the Company does not exceed prior depreciation deductions with respect to such property. With respect to any depreciable real property held by the Company for more than one year but not more than 18 months, prior depreciation deductions claimed in excess of the depreciation that would have been allowed if computed on a straight-line basis will be taxed at the rates applicable to ordinary income with the remaining gain being taxed at a maximum rate of 28%. The 1997 Act provides the IRS with authority to issue regulations that could, among other things, apply these rates on a look-through basis in the case of "pass-through" entities such as the Company. The taxation of capital gains of corporations was not changed by the 1997 Act.

Other Tax Considerations

     The Management Corps. A portion of the cash to be used by the Operating Partnership to fund distributions to its partners, including the Company, is expected to come from Equity Residential Properties Management Corp., Equity Residential Properties Management Corp. II and Equity Residential Properties Management Corp. III (collectively, the "Management Corps.") through payments of dividends on the non-voting stock of the Management Corps. held by the Operating Partnership. The Management Corps. pay federal and state income tax at the full applicable corporate rates. The Management Corps. will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent that the Management Corps. are required to pay federal, state or local taxes, the cash available for distribution by the Company to shareholders will be reduced accordingly.

     State and Local Taxes. The Company and its shareholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the shares of beneficial interest of the Company.


                                 LEGAL MATTERS

     The legality of the Common Shares offered hereby will be passed upon for the Company by Rosenberg & Liebentritt, P.C., Chicago, Illinois. Rosenberg & Liebentritt, P.C. will rely on Hogan & Hartson L.L.P., Washington, D.C., as to certain matters of Maryland law. Certain federal income tax matters will be passed on for the Company by Hogan & Hartson L.L.P. Hogan & Hartson L.L.P. from time to time provides services to the Company and affiliates of the Company.

     Sheli Z. Rosenberg, a principal of Rosenberg & Liebentritt, P.C., is a trustee of the Company. The Company incurred legal fees to Rosenberg & Liebentritt, P.C. of approximately $725,000 in 1996 and, through September 30, 1997, approximately $1,130,000 in 1997. Attorneys of Rosenberg & Liebentritt, P.C. beneficially own less than 1% of the outstanding Common Shares, either directly or upon the exercise of options.

                                    EXPERTS

     The consolidated financial statements of Evans Withycombe Residential, Inc. and its subsidiaries appearing in the Current Report of the Company on Form 8-K, dated September 10, 1997; the consolidated financial statements of Wellsford Residential Property Trust and its subsidiaries incorporated by reference in the Company's Current Report on Form 8-K, dated March 17, 1997 and incorporated by reference in the Company's Joint Proxy Statement/Prospectus dated April 25, 1997; the consolidated financial statements of the Company appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended by Form 10-K/A, and incorporated by reference in the Company's Joint Proxy Statement/Prospectus dated April 25, 1997 at December 31, 1996 and for the year ended December 31, 1996; the Combined Statement of Revenue and Certain Expenses for the year ended December 31, 1995 of the 1996 Acquired Properties and Probable Properties, appearing in the Current Report of the Company on Form 8-K, as amended by Form 8-K/A, dated May 23, 1996; the Combined Statement of Revenue and Certain Expenses for the year ended December 31, 1995 of the 1996 Acquired Properties, appearing in the Current Report of the Company on Form 8-K, as amended by Form 8-K/A, dated November 15, 1996; the Combined Statements of Revenue and Certain Expenses of certain of the properties either acquired or which may be acquired in 1997 for the three years in the period ended December 31, 1996 and the Statements of Revenue and Certain Expenses of certain other properties acquired in 1997 for the year ended December 31, 1996, each of which appear in the Current Report of the Company on Form 8-K, dated May 20, 1997; the Statements of Revenue and Certain Expenses of certain properties acquired in 1997 for the year ended December 31, 1996, appearing in the Current Report of the Company on Form 8-K, dated August 15, 1997; and the Combined Statements of Revenue and Certain

Expenses of certain other properties either acquired or which may be acquired in 1997 for the year ended December 31, 1996, appearing in the Current Report of the Company on Form 8-K, dated September 17, 1997 have all been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon and incorporated herein by reference, and are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of the Company and its subsidiaries appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended by Form 10-K/A, at December 31, 1995 and for the years ended December 31, 1995 and 1994 incorporated herein by reference have been audited by Grant Thornton, LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing.

                                    GLOSSARY

     "Beneficial Qwners" means shareholders who beneficially own Common Shares that are registered in a name other than their own (for example, in the name of a broker, bank or other nominee).

     "B&N Form" means a Broker and Nominee form.

     "Business Day" means any day other than Saturday, Sunday or legal holiday on which the NYSE is closed or a day on which the Plan Administrator is authorized or obligated by law to close.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commission" means the Securities and Exchange Commission.

     "Common Shares" means the common shares of beneficial interest, $.01 par value per share, of the Company.

     "Company" means Equity Residential Properties Trust.

     "Discount" means the discount from the Market Price applicable to optional cash payments. Such discount will vary between 0% and 5% of the Market Price and may vary each month.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Investment Date" means, with respect to Common Shares acquired directly from the Company and relating to a distribution reinvestment, either the distribution payment date relating to the Common Shares or, if a distribution payment date relating to any series of Preferred Shares is later in the month than such Common Share distribution payment date, such later distribution payment date relating to such Preferred Shares, each as declared by the Board of Trustees, as the case may be (unless such date is not a business day in which case it is the first business day immediately thereafter) or, in the case of open market purchases, no later than ten business days following the distribution payment date; and with respect to Common Shares acquired directly from the Company and relating to an optional cash payment of $5,000 or less, the last day of a Pricing Period (or Pricing Period conclusion date), and with respect to optional cash payments of greater than $5,000 made pursuant to a Request for Waiver, each day on which the NYSE is open for business in a Pricing Period, or, in the case of open market purchases, no later than 30 days from the corresponding Record Date.

     "Management Corps." means, collectively, Equity Residential Properties Management Corp., Equity Residential Properties Management Corp. II and Equity Residential Properties Management Corp. III.

     "Market Price" means, with respect to Common Shares acquired directly from the Company relating to a distribution reinvestment, the average of the high and low sales prices, computed to four decimal places, of the Common Shares on the NYSE on the Investment Date, or if no trading occurs in the Common Shares on the Investment Date, the average of the high and low sales prices for the first Trading Day immediately preceding the Investment Date for which trades are reported. With respect to distribution reinvestments which will be reinvested in Common Shares purchased in the open market, "Market Price" shall mean the weighted average of the actual prices paid, computed to four decimal places, for all of the Common Shares purchased by the Plan Administrator with all Participants' reinvested distributions for the related quarter. With respect to Common Shares acquired directly from the Company relating to optional cash payments, "Market Price" shall mean the average of the daily high and low sales prices of the Common Shares as reported on the NYSE on the Trading Day relating to each Investment Date or, if no trading occurs in the Common Shares on such Investment Date, for the first Trading Day immediately preceding such Investment Date for which trades are reported. With respect to optional cash payments which will be reinvested in Common Shares purchased in the open market, "Market Price" shall mean the weighted average of the actual prices paid, computed to four decimal places, for all of the Common Shares purchased by the Plan Administrator with all Participants' optional cash payments for the related month.

     "NYSE" means the New York Stock Exchange.

     "Operating Partnership" means ERP Operating Limited Partnership, an Illinois limited partnership.

     "Participant" means an eligible holder of Common Shares who wishes to participate in the Plan.

     "Participating Shares" means Common Shares owned by a Participant on the applicable record date as to which such Participant has directed the Company to pay the related cash distributions to the Plan Administrator.

     "Plan" means Equity Residential Properties Trust Distribution Reinvestment and Share Purchase Plan.

     "Plan Administrator" means a plan administrator that administers the Plan, keeps records, sends statements of account to each Participant and performs other duties related to the Plan. BankBoston, N.A. currently serves as Plan Administrator of the Plan.

     "Plan Shares" means all whole and fractional Common Shares credited to a Participant's Plan Account.

     "Preferred Shares" means the preferred shares of beneficial interest, $.01 par value per share, as may be issued by the Company from time to time.

     "Pricing Period" means the period encompassing the twelve consecutive Investment Dates relating to optional cash payments of greater than $5,000 made pursuant to a Request for Wavier in each month.

     "Record Date" means, with respect to reinvestments of distributions, the record date declared by the Board of Trustees for such distribution; and with respect to optional cash payments, one business day prior to the commencement of the related Pricing Period.

     "Record Owners" means shareholders who own Common Shares in their own names.

     "Requests for Waiver" means a written request to invest optional cash payments in excess of $5,000.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Threshold Price" means the minimum price, if any, established by the Company that the average high and low prices of the Common Shares must equal or exceed during each Trading Day of the Pricing Period for optional cash payments made pursuant to Requests for Waiver.

     "Trading Day" means a day on which trades in the Common Shares are reported on the NYSE.

     "Units" means limited partnership interests in the Operating Partnership.

                                   SCHEDULE A

                             OPTIONAL CASH PAYMENTS


                           RECORD DATE AND          PRICING PERIOD
 THRESHOLD PRICE AND    OPTIONAL CASH PAYMENT        COMMENCEMENT             PRICING PERIOD
  DISCOUNT SET DATE          DUE DATE                    DATE                CONCLUSION DATE
-------------------     ---------------------    -------------------       -------------------
November 18, 1997         November 21, 1997       November 24, 1997         December 10, 1997
December 29, 1997         January 2, 1998         January 5, 1998           January 21, 1998
January 29, 1998          February 3, 1998        February 4, 1998          February 20, 1998
February 27, 1998         March 4, 1998           March 5, 1998             March 20, 1998
March 30, 1998            April 2, 1998           April 3, 1998             April 21, 1998
April 30, 1998            May 5, 1998             May 6, 1998               May 21, 1998
May 29, 1998              June 3, 1998            June 4, 1998              June 19, 1998
June 29, 1998             July 2, 1998            July 6, 1998              July 21, 1998
July 31, 1998             August 5, 1998          August 6, 1998            August 21, 1998
August 28, 1998           September 2, 1998       September 3, 1998         September 21, 1998
September 30, 1998        October 5, 1998         October 6, 1998           October 21, 1998
October 30, 1998          November 4, 1998        November 5, 1998          November 20, 1998
November 18, 1998         November 23, 1998       November 24, 1998         December 10, 1998
December 29, 1998         January 4, 1999         January 5, 1999           January 21, 1999
January 28, 1999          February 2, 1999        February 3, 1999          February 19, 1999
February 26, 1999         March 3, 1999           March 4, 1999             March 19, 1999
March 30, 1999            April 5, 1999           April 6, 1999             April 21, 1999
April 30, 1999            May 5, 1999             May 6, 1999               May 21, 1999
May 28, 1999              June 3, 1999            June 4, 1999              June 21, 1999


                  COMMON SHARE DISTRIBUTION REINVESTMENTS (1)

  RECORD DATE         INVESTMENT DATE (2)
------------------    -------------------
December 15, 1997      December 30, 1998
 March 27, 1998         April 15, 1998
  June 26, 1998          July 15, 1998
September 25, 1998     October 15, 1998
December 15, 1998      December 30, 1999
 March 26, 1999         April 15, 1999
  June 25, 1999          July 15, 1999

------------

(1) The dates indicated are those expected to be applicable under the Plan with respect to future distributions, if and when declared by the Board of Trustees. The actual record and payment dates will be determined by the Board of Trustees.

(2) The Investment Date relating to distributions is also the pricing date with respect to Common Shares acquired directly from the Company with such distributions. See Question 12.

                       NEW YORK STOCK EXCHANGE HOLIDAYS

                                    1997           1998           1999
                                 -----------    -----------    -----------
New Year's Day                       --          January 1      January 1
Martin Luther King, Jr. Day          --         January 19      January 18
President's Day                      --         February 16    February 15
Good Friday                          --          April 10        April 2
Memorial Day                         --           May 25          May 31
Independence Day                     --           July 3           (1)
Labor Day                            --         September 7    September 6
Thanksgiving Day                 November 27    November 26    November 25
Christmas Day                    December 25    December 25        (1)

---------------

(1) Unknown at the date of this Prospectus. In 1999, Independence Day and Christmas fall on a weekend.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth those expenses for distribution to be incurred in connection with the issuance and distribution of the securities being registered.


     Registration Fee...................  $110,569
     Printing and Duplicating Expenses..   100,000
     Legal Fees and Expenses............    50,000
     Accounting Fees and Expenses.......    10,000
     Blue Sky Fees and Expenses.........    17,500
     Miscellaneous......................    11,931
                                          --------
        Total                             $300,000
                                          ========

Item 15.  INDEMNIFICATION OF TRUSTEES AND OFFICERS

     Under Maryland law, a real estate investment trust formed in Maryland is permitted to eliminate, by provision in its Declaration of Trust, the liability of trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) acts or omissions established by a final judgment as involving active and deliberate dishonesty and being material to the matter giving rise to the proceeding. The Company's Declaration of Trust includes such a provision eliminating such liability to the maximum extent permitted by Maryland law.

     The Maryland REIT law, effective October 1, 1994, permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of Maryland corporations. In accordance with the MGCL, the Company's bylaws require it to indemnify (a) any present or former trustee, officer or shareholder or any individual who, while a trustee, officer or shareholder, served or is serving as a trustee, officer, director, shareholder or partner of another entity at the Company's express request who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding, (b) any present or former trustee or officer or any individual who, while a trustee or officer served or is serving as a trustee, officer, director, shareholder or partner of another entity at the Company's express request against any claim or liability to which he may become subject by reason of service in such capacity unless it is established that (i) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful and (c) any present or former shareholder against any claim or liability to which he may become subject by reason of such status. In addition, the Company's bylaws require it to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former trustee, officer or shareholder or any individual who, while a trustee, officer or shareholder, served or is serving as a trustee, officer, director, shareholder or partner of another entity at the Company's express request made a party to a proceeding by reason of such status, provided that, in the case of a trustee or officer, the Company shall have received (1) a written affirmation by such person of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the bylaws and (2) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the applicable standard of conduct was not met. The Company's bylaws also (x) permit the Company to provide indemnification and payment or reimbursement of expenses to a present or former trustee, officer or shareholder who served a predecessor of the Company or to any employee or agent of the Company or a predecessor of the Company, (y) provide that any indemnification and payment or reimbursement of the expenses permitted by the bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under
Section 2-418 of the MGCL for directors of Maryland corporations and (z) permit the Company to provide to the trustees and officers such other and further indemnification or payment or reimbursement of expenses to the fullest extent permitted by Section 2-418 of the MGCL for directors of Maryland corporations.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees and officers of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

     The partnership agreements of the Operating Partnership and the Management Partnerships also provide for indemnification of the Company and its officers and trustees to the same extent that indemnification is provided to officers and trustees of the Company in its Declaration of Trust, and limit the liability of the Company and its officers and trustees to the Operating Partnership and the Management Partnerships and their respective partners to the same extent that the liability of the officers and trustees of the Company to the Company and its shareholders is limited under the Company's Declaration of Trust.

ITEM 16.  Exhibits

    4.1*       -    Second Amended and Restated Declaration of Trust
    4.2**      -    Second Amended and Restated Bylaws
    5          -    Opinion of Rosenberg & Liebentritt, P.C.
    8          -    Opinion of Hogan & Hartson L.L.P. regarding certain tax matters
   23.1        -    Consent of Grant Thornton LLP
   23.2A       -    Consent of Ernst & Young LLP
   23.2B       -    Consent of Ernst & Young LLP
   23.3        -    Consent of Rosenberg & Liebentritt, P.C. (included in Exhibit 5)
   23.4        -    Consent of Hogan & Hartson L.L.P. (included in Exhibit 8)
   24          -    Power of Attorney (filed as part of the signature page to the Registration Statement)

--------------------

* Included as Exhibit 3.1 to the Company's Current Report on Form 8-K dated May 30, 1997 and incorporated herein by reference.

** Included as Exhibit 99.2 to the Company's Registration Statement on Form S-4 (SEC File No. 333-24653), and incorporated herein by reference.

ITEM 17.  Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of Offered Shares (if the total dollar value of Offered Shares would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (i) and (ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Offered Shares offered herein, and the offering of such Offered Shares at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the Offered Shares being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Offered Shares offered herein, and the offering of such Offered Shares at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions or arrangements whereby the registrant may indemnify a trustee, officer or controlling person of the registrant against liabilities arising under the Securities Act of 1933, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on October 31, 1997.



                              EQUITY RESIDENTIAL PROPERTIES TRUST

                              By: /s/ Douglas Crocker II
                                  ----------------------------------------------
                                  Douglas Crocker II, President, Chief Executive Officer and Trustee


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Douglas Crocker II and Sheli Z. Rosenberg, or either of them, his attorneys-in-fact and agents, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith or in connection with the registration of the Securities under the Exchange Act, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name                                       Title                                                    Date
----                                       -----                                                    ----
/s/ Samuel Zell                            Chairman of the Board of Trustees                        October 31, 1997
---------------------------------------
Samuel Zell


/s/ Douglas Crocker II                     President, Chief Executive Officer and Trustee           October 31, 1997
---------------------------------------
Douglas Crocker II


/s/ David J. Neithercut                    Executive Vice President and Chief Financial Officer     October 31, 1997
---------------------------------------
David J. Neithercut


/s/ Michael J. McHugh                      Senior Vice President, Chief Accounting Officer and      October 31, 1997
---------------------------------------    Treasurer
Michael J. McHugh


/s/ Gerald A. Spector                      Trustee                                                  October 31, 1997
---------------------------------------
Gerald A. Spector


/s/ Sheli Z. Rosenberg                     Trustee                                                  October 31, 1997
---------------------------------------
Sheli Z. Rosenberg


/s/ James D. Harper, Jr.                   Trustee                                                  October 31, 1997
---------------------------------------
James D. Harper, Jr.


/s/ Errol R. Halperin                      Trustee                                                  October 31, 1997
---------------------------------------
Errol R. Halperin


/s/ John Alexander                         Trustee                                                  October 31, 1997
---------------------------------------
John Alexander


/s/ Barry S. Sternlicht                    Trustee                                                  October 31, 1997
---------------------------------------
Barry S. Sternlicht

/s/ B. Joseph White                        Trustee                                                  October 31, 1997
---------------------------------------
B. Joseph White


/s/ Henry H. Goldberg                      Trustee                                                  October 31, 1997
---------------------------------------
Henry H. Goldberg


/s/ Jeffrey H. Lynford                     Trustee                                                  October 31, 1997
---------------------------------------
Jeffrey H. Lynford


/s/ Edward Lowenthal                       Trustee                                                  October 31, 1997
---------------------------------------
Edward Lowenthal

                                 EXHIBIT INDEX
                                 -------------

                                                                                 Sequentially
Exhibit                            Exhibit                                         Numbered
Number                           Description                                         Page
-------                          -----------                                     ------------
4.1    *     Second Amended and Restated Declaration of Trust, as amended

4.2    **    Second Amended and Restated Bylaws

5            Opinion of Rosenberg & Liebentritt, P.C.

8            Opinion of Hogan & Hartson L.L.P. regarding certain tax matters

23.1         Consent of Grant Thornton LLP

23.2A        Consent of Ernst & Young LLP

23.2B        Consent of Ernst & Young LLP

23.3         Consent of Rosenberg & Liebentritt, P.C. (included in Exhibit 5)

23.4         Consent of Hogan & Hartson L.L.P. (included in Exhibit 8)

  24 Power of Attorney (filed as part of the signature page to the Registration Statement)

____________________

* Included as Exhibit 3.1 to the Company's Current Report on Form 8-K dated May 30, 1997 and incorporated herein by reference.

** Included as Exhibit 99.2 to the Company's Registration Statement on Form S-4 (SEC File No. 333-24653) and incorporated herein by reference.